SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

         PROXY  STATEMENT  PURSUANT TO SECTION 14(A) OF THE SECURITIES
                       EXCHANGE ACT OF 1934, AS AMENDED.


Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

     [ ]  Preliminary proxy statement

     [X]  Definitive proxy statement

     [ ]  Definitive additional materials

     [ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

     [ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)


                            U.S. HOMECARE CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

     [ ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
          or Item 22(a)(2) of Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [ ]  Fee computed on table below per Exchange Act
          Rules 14a-6(i)(4) and 0-11.

          (1)    Title of each class of securities to which transaction applies:


- --------------------------------------------------------------------------------
          (2)    Aggregate number of securities to which transactions applies:


- --------------------------------------------------------------------------------
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


- --------------------------------------------------------------------------------
          (4)    Proposed maximum aggregate value of transaction:


- --------------------------------------------------------------------------------
          (5)     Total fee paid:


- --------------------------------------------------------------------------------

    [X]   Fee paid previously with preliminary materials.


          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)     Amount Previously Paid:


- --------------------------------------------------------------------------------
          (2)     Form, Schedule or Registration Statement No.:


- --------------------------------------------------------------------------------
          (3)     Filing Party:


- --------------------------------------------------------------------------------
          (4)     Date Filed:


- --------------------------------------------------------------------------------

                                     [LOGO]
                                       US
                                    HOMECARE

                            U.S. HOMECARE CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  TO BE HELD ON

                                  JUNE 6, 1996


         The Annual Meeting of Shareholders of U.S. HomeCare Corporation (the "Company") will be held at The Goodwin Hotel, 1 Haynes Street, Hartford, Connecticut 06103, telephone number (860) 246-7500 on June 6, 1996, at 9:30 A.M. for the following purposes:

          (1)     To elect eight directors for the ensuing year;

          (2) To amend the Company's 1995 Stock Option/Stock Issuance Plan to implement a director stock fee program;

          (3) To amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock;


          (4) To amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of preferred stock; and

          (5) To transact such other business as may properly come before the Annual Meeting.


         Only shareholders of record at the close of business on April 18, 1996 will be entitled to notice of, and to vote at, the Annual Meeting. A list of shareholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during business hours, from May 21, 1996 to the date of the Annual Meeting, at the corporate headquarters at the address below.

         Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                       By Order of the Board of Directors


                                       G. Robert O'Brien
                                       President and Chief Executive Officer

750 Main Street
Hartford, Connecticut 06103

May 14, 1996


                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY.

                            U.S. HOMECARE CORPORATION

                                 PROXY STATEMENT


                                  MAY 14, 1996


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of U.S. HomeCare Corporation (the "Company") for use at the Annual Meeting of its Shareholders to be held on June 6, 1996.

         Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with the instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominees and approval of the proposals in the Notice of Annual Meeting of Shareholders of the Company. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the meeting will not revoke the proxy, a shareholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will have no effect on the outcome of the vote on any of the matters to be considered at the Annual Meetings.


         The mailing address of the principal executive offices of the Company is 750 Main Street, Hartford, Connecticut 06103. This Proxy Statement and the accompanying form of proxy are being mailed to the shareholders of the Company on or about May 14, 1996.

                                VOTING SECURITIES

         The Company has two classes of voting securities, its Common Stock, par value $.01 per share (the "Common Stock"), and its $35.00 6% Convertible Preferred Stock, par value $1.00 per share (the "$35.00 Preferred Stock"), which has voting rights on an as-converted basis with the Common Stock. See "Certain Relationships and Certain Transactions." On April 18, 1996, 8,595,041 shares of Common Stock and 328,569 shares of $35.00 Preferred Stock, convertible into 6,517,380 shares of Common Stock, were outstanding. See "Security Ownership of Certain Beneficial Owners and Management." At the Annual Meeting, each shareholder of record at the close of business on April 18, 1996 will be entitled to one vote for each share of Common Stock and twenty votes for each share of $35.00 Preferred Stock owned by that shareholder on that date as to each matter presented at the Annual Meeting.

                              ELECTION OF DIRECTORS

         Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the eight nominees named below as directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and have qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors (the "Board") does not currently anticipate that any nominee will be unable to be a candidate for election.

         The Board currently has eight members, all of whom are nominees for reelection. All directors hold office for one year until the next Annual Meeting of Shareholders or until their successors have been duly elected and qualified.

         The affirmative vote of a plurality of the aggregate voting power of the Company's outstanding Common Stock and Preferred Stock represented and voting at the Annual Meeting is required to elect the directors.


INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS

         The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

         HADLEY C. FORD, 60, has been a director of the Company since November 1994. Mr. Ford currently is a Senior Advisor to insurance industry clients of Andersen Consulting. From 1965 until his retirement in 1992, Mr. Ford was with Booz, Allen & Hamilton, Inc., whose insurance industry consulting practice he founded, in various executive capacities including Senior Vice President, director and member of its Operating Council. Mr. Ford serves as non-executive Chairman of the Board of Gryphon Holdings, Inc., Chairman of the Board of the American Federation for Aging Research, and is a director and officer of the Atlantic Salmon Federation (U.S.) and a trustee of Helen Keller International.

         JOHN R. GUNN, 52, has been a director of the Company since September 1994. Since 1987, Mr. Gunn has served as the Executive Vice President and Chief Operating Officer of Memorial Sloan-Kettering Cancer Center, where he has served in various executive capacities since 1982. Previously, he was the Vice President of Finance at Michael Reese Medical Center. Mr. Gunn serves as a board member of several companies and associations, including the Greater New York Hospital Association, Empire Blue Cross & Blue Shield, Hospital Association of New York and Memorial Sloan-Kettering Cancer Center.

         JAY C. HUFFARD, 54, has been a director of the Company since 1988 and Chairman of the Board of Directors since July 1991. Since 1988, Mr. Huffard has been Managing Director of Huffard & Co., Inc., a direct investment and development banking firm. From 1987 to 1988, he was Chief of Staff to the Chairman of The Equitable. From 1980 to 1988, Mr. Huffard served in various executive capacities at Donaldson, Lufkin & Jenrette Securities Corporation, including Executive Vice President and Managing Director, and Chairman or Chief Executive of certain direct or indirect subsidiaries thereof. Since 1993, Mr. Huffard has been a Managing Director and principal of Prima Management Corp., the general partner of an investment partnership.

         W. EDWARD MASSEY, 54, has been a director of the Company since May 1986 and Vice-Chairman since August 1994. Since September 1994, he has been Managing Director of The Lindward Group, L.P., an investment partnership and, since October 1992, has served as President of the New Haven Baseball Corp., the General Partner of the New Haven Ravens, L.P., a Double-A baseball team. From

May 1986 to August 1994, he served as President and Chief Executive Officer of the Company. From October 1983 through September 1985, he was a Managing Director of E.M. Warburg Pincus & Co., Inc.

         W. WALLACE MCDOWELL, JR., 59, has been a director of the Company since August 1992. Since December 1994, Mr. McDowell has been a private investor. From January 1991 to December 1994, Mr. McDowell was a Managing Director of MLGAL Partners, L.P., the General Partner of an investment partnership concentrating on leveraged transactions. From 1983 to 1990, Mr. McDowell was Chairman and Chief Executive Officer of The Prospect Group, Inc., a public diversified holding company. He serves as a director of Children's Discovery Centers of America, Inc., Jack Morton Productions, and Grossman's, Inc., and is Chairman of Interactive Technologies, Inc. In addition, Mr. McDowell is a Trustee of The Excelsior Funds, a family of mutual funds.


         G. ROBERT O'BRIEN, 59, has been a director of the Company since September 1992 and has been President and Chief Executive Officer of the Company since August 1994. From August 1993 to August 1994, he served as the President and Chief Executive Officer of Empire Blue Cross & Blue Shield. From March 1992 to March 1993, Mr. O'Brien was Executive Vice President of CIGNA Corporation, one of the largest investor-owned insurance organizations in the United States. From 1985 to 1992, he was the President of the Employee Benefits Division of CIGNA, and for the past several years has been actively working on national health care reform. He is a participant in the Jackson Hole Group, was Chairman of HealthCare Leadership Council, and serves as Chairman of the Board of Regents of the University of Hartford.


         SHAWKAT RASLAN, 44, has been a director of the Company since December 1991. Since 1983, Mr. Raslan has been President and Chief Executive Officer of International Resources Holdings, Inc., an asset management and investment advisory service for international clients. He serves as a director of several companies, including Apogee Inc., a mental health rehabilitation company, Foster Management, a health care investment fund, and Tiedeman Goodnow International, an equity fund. Since 1993, Mr. Raslan has been a Managing Director and principal of Prima Management Corp., the general partner of an investment partnership.


         SUSAN S. ROBFOGEL, 53, has been a director of the Company since July 1991. Ms. Robfogel is a partner in the law firm of Nixon, Hargrave, Devans & Doyle with which she has been associated since October 1985, and is Chair of the Health Services Practice Group. Ms. Robfogel is a member of the visiting committee of the University of Rochester School of Medicine and Dentistry. Ms. Robfogel serves on the New York State Data Protection Review Board for the Commissioner of Health.

COMMITTEES OF THE BOARD

         The Board currently has standing Audit, Compensation, Executive and Nominating Committees, the membership and principal responsibilities of which are described below:

AUDIT COMMITTEE
Members:          John R. Gunn, Chairman
                  Hadley C. Ford
                  Shawkat Raslan

         The Audit Committee's functions include recommending to the Board the selection of the Company's independent public accountants and reviewing with such accountants the plan and results of their audit and the adequacy of the Company's systems of internal accounting controls and management information systems. In addition, the Audit Committee reviews the independence of the accountants and their fees for services rendered to the Company.

COMPENSATION COMMITTEE
Members:          W. Wallace McDowell, Jr., Chairman
                  Hadley C. Ford
                  Susan S. Robfogel

         The Compensation Committee advises the President and Chief Executive Officer and the Board on matters of the Company's compensation philosophy and the compensation of executive officers. The Committee's functions also include reviewing and setting the compensation of the Chairman, President and Chief Executive Officer, and the directors. The Committee administers all plans relating to the compensation of officers including the Company's stock option plans.

EXECUTIVE COMMITTEE
Members:          G. Robert O'Brien, Co-Chairman
                  Jay C. Huffard, Co-Chairman
                  W. Wallace McDowell, Jr.
                  Shawkat Raslan

         The Executive Committee's functions include acting on behalf of the full Board and acting as liaison between the Board and management between Board meetings.

NOMINATING COMMITTEE
Members:          Susan S. Robfogel, Chairperson
                  John R. Gunn
                  G. Robert O'Brien
                  W. Edward Massey


         The Nominating Committee evaluates prospective nominees for election to the Board and recommends specific nominees to fill any vacancy in the Board that may occur. The Nominating Committee will consider a candidate for nomination as a director of the Company upon receipt of timely written notice of a shareholder's recommendation, addressed to the Secretary of the Company at the Company's address set forth on the first page of this Proxy Statement.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS



         During 1995, the Board held four regular meetings and three special meetings. The Audit Committee met five times, the Executive Committee met nine times, and the Compensation Committee and the Nominating Committee each met one time. During such fiscal year, each director attended at least 75% of the aggregate of (i) the meetings of the Board (except that Messrs. Ford, Gunn, and McDowell each were unable to attend three meetings) and (ii) the meetings of the Committees of the Board on which they served, except for Mr. Ford.



COMPLIANCE WITH REPORTING REQUIREMENTS

         Under the securities laws of the United States, the Company's directors, executive (and certain other) officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in their ownership to the Securities and Exchange Commission and the Nasdaq Market Surveillance Department. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during 1995. Based solely on its review of such forms received by it from such persons for their 1995 transactions, the Company believes that all filing requirements applicable to such officers, directors and greater than ten percent beneficial owners were complied with.


COMPENSATION OF DIRECTORS

         CASH COMPENSATION. Each director who is not an employee of the Company receives an annual retainer of $10,000 as compensation for services as a director, except for Mr. Huffard who receives an additional annual fee of $40,000 for his services as Chairman of the Board. Each director who is not an employee of the Company also receives a fee of $1,000 for attending each regular or special meeting of the Board or its committees. The non-employee directors are also reimbursed for expenses incurred in connection with performing their respective duties as directors of the Company. Directors who are employees receive no additional compensation for their services as directors of the Company. During 1995, non-employee directors did not receive their $10,000 retainer and meeting fees. The Company intends to satisfy these amounts through the issuance of shares of Common Stock equal in value to such fees. See "Proposal to Amend 1995 Stock Option/Stock Issuance Plan."

         1995 STOCK OPTION/STOCK ISSUANCE PLAN. Pursuant to the Automatic Option Grant Program under the Company's 1995 Stock Option/Stock Issuance Plan (the "1995 Plan"), which became effective on December 21, 1994, members of the Board who were not employees of the Company were automatically granted stock options. Under this program, Messrs. Ford, Gunn, Huffard, Massey, McDowell and Raslan and Ms. Robfogel each received an option grant for 25,000 shares of Common Stock, at an exercise price of $2.125 per share, on December 21, 1994. Each individual who becomes a non-employee Board member after December 21, 1994 will automatically be granted at that time an option grant for 25,000 shares of Common Stock. Each option has an exercise price per share equal to 100% of the fair market value per share of

Common Stock on the option grant date and a term of ten years. The options are immediately exercisable, but two-thirds of the underlying shares are subject to the Company's right to repurchase the shares should the non-employee Board member cease to serve as a Board member prior to vesting in those shares. The Company's right of repurchase terminates: (i) as to one-third of the shares, on each of the first and second anniversaries of the grant date (with all shares fully vested at that time) and (ii) immediately upon an acquisition of the Company by merger or by stock or asset sale or a hostile change of control.


EMPLOYMENT ARRANGEMENTS


         G. Robert O'Brien's annual salary as President and Chief Executive Officer of the Company is $350,000 per year through December 31, 1997 and he is eligible to earn performance-based incentive compensation under a program administered by the Compensation Committee. A portion of Mr. O'Brien's salary for 1996 will be paid in quarterly issuances of Common Stock in lieu of cash pursuant to the Stock Issuance Program of the 1995 Plan. In addition, stock options to purchase an aggregate of 700,000 shares of Common Stock were granted to Mr. O'Brien on August 29, 1994, the commencement date of his employment with the Company. These options are exercisable at a price of $3.50 per share, a premium over the closing price ($3.125) on the Nasdaq National Market on that date and have a term of ten years. Of these options, 114,284 shares are subject to an incentive stock option and 585,716 shares are subject to a non-statutory stock option, of which 300,000 shares vested on August 29, 1994, 100,000 shares vested on December 31, 1994, 100,000 shares vested on December 31, 1995, with the balance vesting in two equal installments on December 31, 1996 and 1997 (subject to acceleration of vesting upon an acquisition of the Company by a merger or by a stock or asset sale). In the event that Mr. O'Brien's employment is terminated prior to December 31, 1997, he is entitled to, for the longer of the balance of his term of employment or one year, his base salary on a monthly basis, the greater of his incentive compensation for the calendar year prior to termination or 50% of the target incentive compensation for the year in which his employment is terminated on a monthly basis, and certain fringe benefits.


         Stephen H. Matheson's annual salary as Chief Financial Officer of the Company is $200,000 with a target bonus opportunity of $100,000. A stock option to purchase an aggregate of 200,000 shares of Common Stock was granted to Mr. Matheson on February 1, 1995, the commencement date of his employment with the Company. This option is exercisable at $2.75, the fair market value of the Company's Common Stock on the grant date. Of the shares subject to the option, 150,000 shares have vested, and the remaining 50,000 shares will vest on February 1, 1997 (subject to acceleration of vesting upon an acquisition of the Company by a merger or by a stock or asset sale). In the event that Mr. Matheson's employment is terminated, he is entitled to his base salary, on a monthly basis, for one year.

OTHER INFORMATION

         In accordance with the Company's By-Laws, no person may be nominated as a director by a shareholder at any Annual Meeting of Shareholders unless written notice of such proposed nomination, containing certain information required under the By-Laws, is delivered to the Secretary not less than 50 days nor more than 75 days prior to the anniversary of the preceding year's Annual Meeting, subject to certain exceptions set forth in the By-Laws.


INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON


         The Company is soliciting approval of a proposal to amend the 1995 Plan to implement a director stock fee program. If such amendment is approved, Messrs. Ford, Gunn, Huffard, Massey, McDowell and Raslan and Ms. Robfogel will automatically receive shares of Common Stock equal in value to the cash fees they did not receive from January 1, 1995 to the date of the Annual Meeting for their annual retainer and for their attendance at regular or special Board meetings and committee meetings. Such directors shall also receive, on a quarterly basis, following the Annual Meeting, shares of Common Stock equal in value to the quarterly cash payment of their annual retainer and their payments for attendance at regular or special Board meetings and committee meetings. See "Proposal to Amend 1995 Stock Option/Stock Issuance Plan."



                               EXECUTIVE OFFICERS

         The executive officers of the Company on April 18, 1996 were the following:

NAME                   AGE   POSITION
G. Robert O'Brien      59    President and Chief Executive Officer
Stephen H. Matheson    49    Vice President, Finance and Chief Financial Officer


INFORMATION REGARDING EXECUTIVE OFFICERS

         G. ROBERT O'BRIEN - See "Information Regarding Nominees for Election as Directors."

         STEPHEN H. MATHESON, 49, has been Vice President, Finance and Chief Financial Officer of the Company since February 1995. From August 1993 until joining the Company, Mr. Matheson was President of Travelers Health Company, a managed care and insurance company. Previously, he spent 19 years with CIGNA as Corporate Controller of Connecticut General, President of CIGNA Asset Advisors and, from 1987 to 1993, as President of CIGNA Healthplan, Inc.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the annual and long-term compensation paid by the Company during 1993, 1994, and 1995 to the Chief Executive Officer and the other highest paid executive officers of the Company whose compensation was in excess of $100,000 as of the end of the last fiscal year (collectively, the "Named Executive Officers"):


                                                         Annual                     Long-Term
                                                      Compensation                Compensation
                                         -------------------------------------- ----------------- -----------------
                                                                 Other             Securities
                                                                 Annual            Underlying         All Other
                                             Salary           Compensation      Options Granted    Compensation
Name and Principal Position       Year         ($)                ($)                  (#)               ($)
- ------------------------------- -------- --------------- ---------------------- ----------------- -----------------
G. Robert O'Brien..............   1995        350,000            65,864(1)                 0               0
President, Chief                  1994        125,360(2)         16,472(3)           700,000(4)           86(5)
Executive Officer and Director    1993         17,000(6)            N/A                 N/A             N/A

Stephen H. Matheson............   1995        176,603(7)             0               200,000(8)       20,000(9)
Vice President, Finance and Chief 1994           N/A                N/A                 N/A             N/A
Executive Officer                 1993           N/A                N/A                 N/A             N/A
- ------------------

(1)  Represents car services and certain relocation expenses.

(2) Mr. O'Brien was appointed President and Chief Executive Officer of the Company in August 1994. The figure of $125,360 includes Mr. O'Brien's actual earnings for the period from August 29, 1994 to December 31, 1994 of $107,693, based on his annual salary of $350,000. In addition, for the period from January to August 1994, which preceded his appointment as President and Chief Executive Officer, he received $17,667 in compensation for his role as a director of the Company.

(3)  Represents car services.

(4) Mr. O'Brien's options consist of an incentive stock option for 114,284 shares of Common Stock and a non-statutory stock option for 585,716 shares of Common Stock, both granted pursuant to the Company's 1990 Stock Option Plan ("1990 Plan").

(5)  Represents term life insurance premiums paid in 1994.

(6)  Represents compensation as a director of the Company.

(7) Mr. Matheson was appointed Vice President, Finance and Chief Financial Officer of the Company in February 1995. The figure $176,603 represents Mr. Matheson's actual earnings for the period from February 1, 1995 to December 31, 1995, based on his annual salary of $200,000.

(8)  Granted pursuant to the 1990 Plan.

(9)  Represents relocation expenses.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table shows, with respect to the Named Executive Officers, certain information concerning the grant of stock options in 1995. No stock appreciation rights (SARs") were granted to any Named Executive Officers during 1995.


                                                                                                    Potential Realizable
                                                                                                      Value at Assumed
                                                                                                Annual Rates of Stock
                                                                                                    Price Appreciation for
                                                   Individual Grants                                   Option Term(1)
                         -------------------------------------------------------------------     -------------------------
                                               Percent of
                             Number of        Total Options           Initial
                             Securities        Granted to            Exercise
                             Underlying       Employees in             Price       Expiration
      NAME                 Options Granted    Fiscal Year (2)       ($/Share)(3)      Date             5%           10%
      ----                 ---------------    ---------------       ------------   ----------       --------     --------

G. Robert O'Brien                --                 --                   --            --              --           --

Stephen H. Matheson           200,000(4)            18%                $2.75         2/1/05         $345,592     $876,558
- -------------

(1) This column reflects the potential realizable value of each grant assuming that the market value of the Company's Common Stock appreciates at five percent and ten percent annually from the date of grant over the term of the option. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed five percent and ten percent levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

(2) Based on options for 1,097,232 shares granted to employees and directors in 1995 under the Company's 1995 Plan.

(3) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income or employment tax liability incurred by the optionee in connection with such exercise. The optionee may be permitted, subject to the approval of the Plan Administrator, to apply a portion of the shares purchased under the option (or to deliver existing shares of Common Stock) in satisfaction of such tax liability.

(4) Of such option, 150,000 shares have become exercisable and the remaining 50,000 shares will become exercisable on February 1, 1997 (subject to acceleration of vesting upon an acquisition of the Company by a merger or by a stock or asset sale).

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information with respect to the Named Executive Officers regarding stock options during the year ended December 31, 1995. No stock options or SARs were exercised by such persons in 1995.


                                                      Number of
                                                Securities Underlying                         Value of
                                                     Unexercised                             Unexercised
                                                     Options at                        In-the-Money Options at
                                                   Fiscal Year End                       Fiscal Year End (1)
                                          ---------------------------------          ---------------------------
NAME                                       EXERCISABLE        UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE

G. Robert O'Brien.....................       500,000             200,000                0                   0

Stephen H.Matheson....................       100,000             100,000                0                   0
- ---------------

(1) Based on a closing price on the Nasdaq National Market of $2.00 per share of Common Stock on December 29, 1995, there were no unexercised in-the-money options.


                        REPORT OF COMPENSATION COMMITTEE

                  The Compensation Committee of the Board of the Company is responsible for establishing and administering the Company's executive compensation programs. The Compensation Committee is comprised entirely of non-employee directors.

                  COMPENSATION PHILOSOPHY

                  In connection with the adoption of the Company's restructuring program in August 1994, the Board elected a new Chief Executive Officer and decided to substantially recast its management team. This recruiting effort, which was viewed as critical to a successful turnaround by the Company, was commenced during a difficult period in the Company's operations and prior to its raising needed equity capital in February 1995. The Compensation Committee, with the assistance of an independent consultant, reviewed the compensation structures of companies in the Company's industry peer group and established a compensation structure designed to attract highly qualified individuals while also recognizing the Company's financial condition. This compensation structure involved three principal components:

         o A base salary established at the minimum level necessary to attract new management and to retain qualified individuals.

         o A significant bonus opportunity based both on overall Company performance and individually-established goals.

         o Significant equity incentives in the form of stock options with a portion of such options vesting up front (to replace cash compensation and to align the interests of management with the shareholders).

                  With this compensation structure, the Company has been able to attract executives who recognize that their success is tied to the Company's future business performance and to their success in increasing shareholder value. For 1995, the incentive compensation plans were tied to achieving a turnaround in the Company's operations, compared to results reported for 1993 and 1994. For 1996 and future years, incentive compensation plans will be heavily weighted to reward superior operating performance, growth, and profitability compared to the Company's industry peer group.

                  1995 CHIEF EXECUTIVE OFFICER COMPENSATION

                  Mr. O'Brien's compensation package was negotiated based on the principles described above. Mr. O'Brien is a seasoned executive with over 30 years experience in the health care industry and important relationships with health care institutions and managed care organizations. The Compensation Committee believes that Mr. O'Brien's terms of employment, including his base salary, incentive compensation and stock options are in line with the Company's established compensation philosophy. See "Employment Arrangements."

                  TAX LIMITATION

                  As a result of Federal tax legislation enacted in 1993, a publicly held company such as the Company will not be allowed a Federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. This limitation will be in effect for 1996, but it is not expected that the compensation to be paid to the Company's executive officers for 1996 will exceed the $1 million limit per officer. In addition, the shareholders approved at the 1994 Annual Meeting an amendment to the Company's 1990 Plan which imposed a limit on the maximum number of shares of Common Stock for which any one participant may be granted stock options, stock appreciation rights and direct stock issuances over the remaining term of the 1990 Plan. The 1995 Plan also limits the maximum number of shares of Common Stock for which any one participant may be granted stock options, stock appreciation rights and direct stock issuances over the term of the 1995 Plan. The effect of this individual limitation in the 1990 Plan and the new 1995 Plan is to exempt from the $1 million limitation any compensation deemed paid to an officer when he or she exercises an outstanding option under either of these plans. Until final Treasury Regulations are issued with respect to the new limitation, the Compensation Committee will defer any decision on whether or not to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million cap, should the individual compensation of any executive officer ever approach that level.

                                  Compensation Committee of the
                                  Board of Directors

                                  W. Wallace McDowell, Jr., Chairman
                                  Hadley C. Ford
                                  Susan S. Robfogel


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


         During 1995, Messrs. Ford and McDowell and Ms. Robfogel served as members of the Compensation Committee. There were no compensation committee interlocks between the Company and any other entity during 1995. See "Certain Relationships and Certain Transactions."

                                PERFORMANCE GRAPH

         Set forth below is a graph comparing the annual percentage change in the Company's cumulative total shareholder return on its Common Stock from June 5, 1991 (the date of the Company's initial public offering) to present (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the excess of the Company's share price at the end over the price at the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period), with the cumulative total shareholder return so calculated of the Russell 2000, and a group of peer issuers in a line of business similar to the Company during the same period (the "Peer Group").




                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
         U. S. HomeCare Corporation, Russell 2000 Index, and Peer Group
                     (Performance Results Through 12/31/95)


         [The following table represents a chart in the printed report}



                            6/5/91             1991             1992             1993             1994             1995
                            ------             ----             ----             ----             ----             ----
U S HOMECARE CORP .......  $100.00           $265.85          $153.66          $ 60.37          $ 25.61          $ 29.27
Russell 2000 Index ......   100.00            107.73           127.57           151.69           148.68           190.97
Peer Group ..............   100.00            142.99           201.99           226.72           242.06           254.38


Assumes $100 invested on 6/5/91 in U. S. HomeCare Corporation Common Stock, Russell 2000 Index, and Peer Group.
*Cumulative total return assumes reinvestment of dividends.
Peer Group consists of the following companies: Apria Healthcare Group Inc., Olsten Corp., Quantum Health Resources, Quorum Health Group and Staff Builders, Inc. Apria Healthcare Group Inc. is the surviving company after the merger of Homedco Group and Abbey Healthcare Group in June 1995.


         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and the Company's Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 18, 1996 by (i) each director and nominee for director, (ii) each of the Named Executive Officers,
(iii) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, and (iv) all executive officers and directors as a group.


                                                                          Shares Beneficially        Percent of Shares
Name of Beneficial Owner(1)                                                    Owned(2)               Outstanding(2)
- -----------------------------------------------------------------        ---------------------       -----------------


G. Robert O'Brien................................................             548,691(3)                6.0%
Stephen H. Matheson..............................................             150,000(4)                1.7%
Jay C. Huffard...................................................           1,001,449(5)(6)(7)         10.8%
W. Edward Massey.................................................           1,279,884(6)(8)            14.9%
W. Wallace McDowell, Jr..........................................              79,071(6)(9)              *
Shawkat Raslan...................................................             642,726(6)(7)             7.0%

   c/o International Resources Holdings, Inc.
   770 Lexington Ave.
   New York, NY  10021

Susan S. Robfogel................................................              18,417(6)                 *
John R. Gunn.....................................................              16,667(6)                 *
Hadley C. Ford...................................................              46,667(6)(10)             *
All directors and executive officers as a group (9 persons)......           3,167,513(11)              31.5%
Prima Partners, L.P..............................................             616,059(7)                6.7%

   115 East 69th Street
   New York, New York  10021
Don A. Sanders...................................................             637,081(12)               7.0%
   c/o Sanders Morris Mundy Inc.
   3100 Texas Commerce Tower
   Houston, TX 77002
- ----------------------

*    Less than one percent.

(1) Except where noted otherwise, the address of all persons listed is c/o U.S. HomeCare Corporation, 750 Main Street, Hartford, Connecticut 06103.


(2) Gives effect to the shares of Common Stock issuable within 60 days after April 18, 1996 upon the conversion of the $35.00 Preferred Stock and the exercise of all options, warrants and other rights beneficially held by the indicated shareholder on that date.

(3) Includes 500,000 shares of Common Stock issuable upon exercise of a stock option granted under the Company's 1990 Plan, and 29,280 shares of Common Stock issuable upon conversion of 1,464 shares of $35.00 Preferred Stock. Also includes 1,250 shares of Common Stock issuable upon exercise of warrants.


(4) Consists of 150,000 shares of Common Stock issuable upon exercise of a stock option granted under the Company's 1990 Plan.

(5)  Includes 221,223 shares of Common Stock held by Huffard L.P., of which Jay
     C. Huffard, Chairman of the Board and a director of the Company, is managing director of the general partner thereof and stock options for 20,000 shares of Common Stock.



(6) Includes 16,667 shares of Common Stock issuable upon exercise of a stock option granted for 25,000 shares of Common Stock pursuant to the 1995 Plan's Automatic Option Grant Program for non-employee directors.

(7) Includes 578,560 shares of Common Stock of the Company issuable upon conversion of 28,928 shares of $35.00 Preferred Stock of the Company held by Prima Partners, L.P. Also includes 37,499 shares of Common Stock issuable upon exercise of warrants issued to Prima Management Corp., the general partner of Prima Partners, L.P. Messrs. Huffard and Raslan are officers, directors and shareholders of Prima Management Corp. and are special limited partners of Prima Partners, L.P.


(8) Includes 355,876 shares of Common Stock held by The Lindward Group, of which W. Edward Massey, a director of the Company, is a general partner. Also includes 3,984 shares of Common Stock held by Mr. Massey under the Company's ESOP.


(9) Includes 28,580 shares of Common Stock of the Company issuable upon conversion of 1,429 shares of $35.00 Preferred Stock. Also includes 2,501 shares of Common Stock issuable upon exercise of warrants.

(10) Includes 30,000 shares of Common Stock of the Company issuable upon conversion of 1,500 shares of $35.00 Preferred Stock.


(11) See Notes (2) through (10).


(12) Includes 428,580 shares of Common Stock issuable upon conversion of 21,429 shares of $35.00 Preferred Stock and 2,501 shares of Common Stock issuable upon exercise of warrants. Also includes 40,000 shares of Common Stock as to which Mr. Sanders expressly disclaims beneficial ownership. Does not include 20,901 shares of Common Stock over which Mr. Sanders has dispositive power but does not have beneficial ownership.



                 CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS


         In February 1995, the Company sold a total of 271,428 shares of Preferred Stock for $35.00 per share in a private placement (the "Private Placement"). The $35.00 Preferred Stock is convertible into an aggregate of 5,428,560 shares of Common Stock at a conversion price of $1.75 per share, subject to certain adjustments, and automatically converts into Common Stock if the 20 day moving average of the closing prices of the Company's Common Stock is greater than $4.375 per share. The $35.00 Preferred Stock pays an annual dividend of $2.10, payable quarterly in cash or, at the Company's option, in shares of Common Stock. To date, the dividends have been paid in Common Stock, with a total of approximately 300,000 shares issued. Holders of the $35.00 Preferred Stock will receive a liquidation preference of $35.00 per share plus accrued but unpaid dividends in the event the Company is liquidated or sold and are entitled to vote their shares of the $35.00 Preferred Stock on an as-converted basis with the Common Stock. The Company is obligated to register the shares of Common Stock issuable upon conversion of the $35.00 Preferred Stock and the holders of the $35.00 Preferred Stock also have the right to include shares of Common Stock issued upon conversion of the $35.00 Preferred

Stock in future registration statements filed by the Company during the five-year period following the closing of the Private Placement.

         Simultaneous with the closing of the Private Placement, 57,141 shares of $35.00 Preferred Stock were exchanged for 100% of the Preferred Stock issued in a private placement which closed in August and October of 1994. The Company also exchanged warrants to purchase an aggregate of 99,997 shares of Common Stock for $1.75 per share for warrants to purchase 285,705 shares of Common Stock at $4.00 per share that were previously issued in connection with the 1994 private placement.

         Of the net proceeds of the Private Placement, $329,000 was used to repurchase 200,000 shares of the Company's Common Stock from Mr. Massey at a price of $1.645 per share, representing $1.75 per share less an amount equal to the 6% commission payable to the placement agent in the Private Placement.

         Prima Management Corp. ("PMC"), a corporation of which Messrs. Huffard and Raslan, directors of the Company, are officers, directors and shareholders, holds warrants to purchase 37,499 shares of Common Stock at a purchase price of $1.75 per share and Prima Partners, L.P. owns 28,928 shares of $35.00 Preferred Stock which are convertible into 578,560 shares of Common Stock of the Company at an initial conversion price of $1.75 per share of Common Stock. PMC is the general partner of Prima Partners, L.P., of which Messrs. Huffard and Raslan are special limited partners and Mr. McDowell, a director of the Company, is a limited partner.

         Messrs. O'Brien and McDowell hold warrants to purchase 1,250 and 2,501 shares of Common Stock, respectively, at a purchase price of $1.75 per share and Messrs. O'Brien, McDowell and Ford hold 1,464, 1,429 and 1,500 shares of $35.00 Preferred Stock, respectively, which are convertible into 29,280, 28,580 and 30,000 shares of Common Stock, respectively, at an initial conversion price of $1.75 per share of Common Stock. Mr. O'Brien is an officer and director of the Company and Messrs. McDowell and Ford are directors of the Company.


         Ms. Robfogel is a partner in the law firm of Nixon, Hargrave, Devans & Doyle, which the Company has retained from time to time.


                                PROPOSAL TO AMEND
                      1995 STOCK OPTION/STOCK ISSUANCE PLAN


         The Company's shareholders are being asked to approve an amendment to the 1995 Stock Option/Stock Issuance Plan (the "1995 Plan") to implement a director stock fee program, pursuant to which non-employee Board members will automatically receive shares of Common Stock in lieu of cash retainer fees and fees for attending regular or special Board meetings and committee meetings. The automatic option grant program under the 1995 Plan became effective upon its adoption by the Board on December 21, 1994 and the discretionary option grant and stock issuance programs became effective on March 15, 1995. The 1995 Plan was approved by the Company's shareholders on May 18, 1995. The amendment to the

1995 Plan implementing the director fee program was adopted by the Board on November 16, 1995, subject to shareholder approval at the 1996 Annual Meeting. The Board believes that the implementation of the director fee program is necessary to provide equity incentives to attract and retain the services of highly-qualified non-employee Board members. In addition, if the director fee program were not adopted, the Company would have to continue to pay the retainer fees and fees for attending regular or special Board meetings and committee meetings otherwise payable to the non-employee directors in cash.


         The following is a summary of the principal features of the 1995 Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1995 Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in Hartford, Connecticut.

EQUITY INCENTIVE PROGRAMS

         The 1995 Plan contains four separate equity incentive programs: (i) a Discretionary Option Grant Program, (ii) a Stock Issuance Program, (iii) an Automatic Option Grant Program and (iv) a Director Stock Fee Program. The principal features of these programs are described below. The 1995 Plan (other than the Automatic Option Grant and Director Stock Fee Programs) will be administered by the Compensation Committee of the Board. This committee (the "Plan Administrator") will have complete discretion (subject to the provisions of the 1995 Plan) to authorize option grants and direct stock issuances under the 1995 Plan. However, all grants under the Automatic Option Grant Program and all issuances under the Director Stock Fee Program will be made in strict compliance with the provisions of those programs, and no administrative discretion will be exercised by the Plan Administrator with respect to the grants or issuances made thereunder.

SHARE RESERVE

         A total of 2,550,000 shares of Common Stock has been reserved for issuance over the ten-year term of the 1995 Plan. In no event may any one participant in the 1995 Plan be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 1,000,000 shares in the aggregate over the term of the 1995 Plan.

         In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and to each participant) under the 1995 Plan and to the securities and exercise price under each outstanding option.

ELIGIBILITY

         Officers and other employees of the Company and its parent or subsidiaries (whether now existing or subsequently established), non-employee members of the Board (other than those serving as members of the Compensation Committee) and the board of directors of its parent or subsidiaries and consultants and independent advisors of the Company and its parent and subsidiaries will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee members of the Board (including members of the Compensation Committee) will also be eligible to participate in the Automatic Option Grant and Director Stock Fee Programs.

         As of April 18, 1996, approximately two executive officers, 380 other employees and seven non-employee Board members were eligible to participate in the 1995 Plan, and seven non-employee Board members were eligible to participate in the Automatic Option Grant and Director Stock Fee Programs.

VALUATION

         The fair market value per share of Common Stock on any relevant date under the 1995 Plan will be the closing selling price per share on that date on the Nasdaq National Market. On April 18, 1996, the closing selling price per share was $2.4375.


DISCRETIONARY OPTION GRANT PROGRAM

         Options may be granted under the Discretionary Option Grant Program at an exercise price per share not less than eighty five percent (85%) of the fair market value per share of Common Stock on the option grant date. No granted option will have a term in excess of ten years.

         Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent such option is exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

         The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program:

         TANDEM STOCK APPRECIATION RIGHTS provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

         LIMITED STOCK APPRECIATION RIGHTS may be granted to officers of the Company as part of their option grants. Any option with such a limited stock appreciation right in effect for at least six (6) months may be surrendered to the Company upon the successful completion of a hostile take-over of the Company. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

         The Plan Administrator will have the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program which have exercise prices in excess of the then current market price of Common Stock and to issue replacement options with an exercise price based on the market price of Common Stock at the time of the new grant.


STOCK ISSUANCE PROGRAM

         Shares may be sold under the Stock Issuance Program at a price per share not less than eighty five percent (85%) of fair market value per share of Common Stock, payable in cash or through a promissory note payable to the Company. Shares may also be issued solely as a bonus for past services.

         The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any unvested shares.


AUTOMATIC OPTION GRANT PROGRAM

         Under the Automatic Option Grant Program, each individual who was serving as a non-employee Board member on the effective date of that program was automatically granted at that time an option grant for 25,000 shares of Common Stock. Each individual who first becomes a non-employee Board member after such date, will automatically be granted at that time an option grant for 25,000 shares of Common Stock.

         Each option will have an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten years measured from the option grant date.

         Each option will be immediately exercisable for all the option shares, but any purchased shares will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service. Each option grant will vest (and the Company's repurchase rights will lapse) in three equal annual installments over the optionee's period of Board service, with the first such installment to vest on the option grant date.

         The shares subject to each automatic option grant will immediately vest upon the optionee's death or permanent disability or an acquisition of the Company by merger or asset sale or a hostile change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members). In addition, upon the successful completion of a hostile take-over, each automatic option grant which has been outstanding for at least six months may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

DIRECTOR STOCK FEE PROGRAM

         Under the Director Stock Fee Program, each non-employee Board member who has accrued a retainer fee and fees for attending regular or special Board meetings and committee meetings for the period from January 1, 1995 will be issued shares of Common Stock in lieu of such fees. Upon approval of this proposal, each non-employee Board member to whom retainer fees or meeting fees are due for one or more calendar quarters of Board service commencing during the period from January 1, 1995 to the date of the Annual Meeting, including, with respect to the retainer fees, the calendar quarter in which the Annual Meeting falls, will be issued shares of Common Stock equal to the number (rounded down to the nearest whole number) obtained by dividing the aggregate dollar amount of fees accrued during such period by the "average market price" of the Common Stock on the date of the Annual Meeting. "Average market price" shall mean the average of the daily closing price of the Company's Common Stock for the twenty consecutive trading days ending on the last trading day before the date of issuance; provided, that, in no event shall the "average market price" be less than eighty-five percent (85%) of the fair market value per share of Common Stock on the date of issuance. The closing price for each day shall be the last reported sales price regular way, or in case no such sales takes place on such day, the average of the closing bid and ask prices regular way, in each case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if the Common Stock is not listed or admitted to trading on any national securities exchange and is not quoted on the Nasdaq National Market, the average of the closing bid and ask prices as furnished by any New York Stock Exchange member firm selected from time to time by the Board for such purpose. In addition, at the beginning of each calendar quarter of Board service to be completed after the date of this Annual Meeting, each non-employee Board member to whom (i) a retainer fee is payable for such quarter and (ii) meeting fees are payable for attendance at regular or special meetings of the Board or any Committee of the Board held in the prior quarter, will automatically be issued shares of Common Stock equal to the number (rounded down to the nearest whole number) obtained by dividing the dollar amount of the accrued fees for the respective quarter by the average market price of Common Stock on the last trading day of the prior calendar quarter. The issued shares will be fully vested.

GENERAL PROVISIONS

ACCELERATION

         In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. Any options assumed or replaced in connection with such acquisition will be subject to immediate acceleration, and any unvested shares which do not vest at the time of such acquisition will be subject to full and immediate vesting, in the event the individual's service is subsequently terminated within 18 months following the acquisition. The Plan Administrator has the discretion to provide for the automatic acceleration of options (and the immediate vesting of any unvested shares) whether or not those options are assumed or replaced (or the Company's repurchase rights with respect to the unvested shares are to be assigned) in the acquisition. In connection with a hostile change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members), the Plan Administrator will have the discretionary authority to provide for automatic acceleration of outstanding options under the Discretionary Grant Program and the automatic vesting of outstanding shares under the Stock Issuance Program either at the time of such change in control or upon the subsequent termination of the individual's service.

         The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

FINANCIAL ASSISTANCE

         The Plan Administrator may permit one or more participants to pay the exercise price of outstanding options or the purchase price of shares under the 1995 Plan by delivering a promissory note payable in installments. The Plan Administrator will determine the terms of any such promissory note. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares. Any such promissory note may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the participant's period of service.

SPECIAL TAX ELECTION

         The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

AMENDMENT AND TERMINATION

         The Board may amend or modify the 1995 Plan in any or all respects whatsoever, subject to any required shareholder approval. The Board may terminate the 1995 Plan at any time, and the 1995 Plan will in all events terminate on December 20, 2004.

STOCK AWARDS

         The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of Common Stock subject to options granted between December 21, 1994 and April 18, 1996 under the 1995 Plan together with the weighted average exercise price payable per share.



                                             OPTION TRANSACTIONS
==============================================================================================================
                                                                                            Weighted
                                                                 Number of                   Average
                          Name                                 Option Shares             Exercise Price
G. Robert O'Brien, President and Chief
Executive Officer........................................               --                      --
Stephen H. Matheson, Vice President,
Finance and Chief Executive Officer......................          200,000                   $2.75
All current executive officers as a group
(2 persons)..............................................          200,000                    2.75
Hadley C. Ford, Director.................................           25,000                    2.13
John R. Gunn, Director...................................           25,000                    2.13
Jay C. Huffard, Director.................................           25,000                    2.13
W. Edward Massey, Director...............................           25,000                    2.13
W. Wallace McDowell, Jr., Director.......................           25,000                    2.13
Shawkat Raslan, Director.................................           25,000                    2.13
Susan S. Robfogel, Director..............................           25,000                    2.13
All non-employee directors as a group
(7 persons)..............................................          175,000                    2.13
All employees, including current officers who
are not executive officers as a group (12
persons).................................................          714,000                    2.23
=========================================================  ======================  ===========================

FEDERAL INCOME TAX CONSEQUENCES

OPTION GRANTS

         Options granted under the 1995 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

         INCENTIVE OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

         If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

         NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

         If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

         The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

STOCK APPRECIATION RIGHTS

         An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the optionee.

DIRECT STOCK ISSUANCE

         The tax principles applicable to direct stock issuances under the 1995 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.


ACCOUNTING TREATMENT

         Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a compensation expense to the Company's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be accruable by the Company over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any charge to the Company's earnings. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis. Under the new FASB release, footnote disclosure will be required as to the impact the outstanding options under the 1995 Plan would have upon the Company's reported earnings were those options appropriately valued as compensation expense.

         Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to the Company's earnings.


NEW PLAN BENEFITS

         No stock issuances have been made under the Director Stock Fee Program. However, upon approval of this Proposal, seven non-employee Board members who have accrued retainer fees and meeting fees since January 1, 1995 will be issued shares of Common Stock in lieu thereof. As of the date of the Annual Meeting, Mr. Ford will have accrued approximately $26,000, Mr. Gunn will have accrued approximately $27,000, Mr. Huffard will have accrued approximately $31,000, Mr. Massey will have accrued approximately $25,000, Mr. McDowell will have accrued approximately $37,000, Mr. Raslan will have accrued approximately $37,000, and Ms. Robfogel will have accrued approximately $23,000, for retainer and meeting fees since January 1, 1995. Non-employee Board members will also receive periodic stock issuances as more fully described above.

SHAREHOLDER APPROVAL


         The affirmative vote of the holders of a majority of all outstanding shares of the Company entitled to vote thereon at the 1996 Annual Meeting is required for approval of the amendment to the 1995 Plan. Should such shareholder approval not be obtained, then the Director Stock Fee Program will not be implemented and all retainer fees and meeting fees accrued during the period January 1, 1995 to the date of the Annual Meeting and all future retainer fees and meeting fees will be paid in cash. The 1995 Plan will, however, continue to remain in effect, and option grants and stock issuances may continue to be made pursuant to the provisions of the plan pursuant to the remaining programs under the 1995 Plan.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO 1995 PLAN. THE BOARD BELIEVES THAT IT IS IN THE BEST INTERESTS OF THE COMPANY TO IMPLEMENT THE DIRECTOR STOCK FEE PROGRAM WHICH WILL LIMIT THE CASH OUTFLOW OF THE COMPANY AND ALLOW THE COMPANY TO ATTRACT AND RETAIN HIGHLY QUALIFIED INDIVIDUALS AS NON-EMPLOYEE MEMBERS OF THE BOARD. IF A SHAREHOLDER DOES NOT DIRECT OTHERWISE, THE SHARES REPRESENTED BY THE PROXY SOLICITED HEREBY WILL BE VOTED TO APPROVE THE AMENDMENT TO THE 1995 PLAN.

                     PROPOSAL TO INCREASE AUTHORIZED SHARES
                       OF COMMON STOCK AND PREFERRED STOCK


         The Company's Restated Certificate of Incorporation presently authorizes the issuance of a maximum of 20,000,000 shares of Common Stock. The Board of Directors has adopted resolutions proposing that the Restated Certificate of Incorporation be amended to increase the number of shares of Common Stock that the Company is authorized to issue from 20,000,000 to 40,000,000. The text of the proposed amendment is set forth in Annex A attached to this Proxy Statement, substantially in the form to be filed with the Secretary of the State of New York. If approved by the Company's shareholders, the additional authorized shares of Common Stock would be available for issuance at the discretion of the Board of Directors without further shareholder approval unless otherwise required.

         The Company's Restated Certificate of Incorporation presently authorizes the issuance of a maximum of 484,000 shares of Preferred Stock. The Board of Directors has adopted resolutions proposing that the Restated Certificate of Incorporation be amended to increase the number of shares of Preferred Stock that the Company is authorized to issue from 484,000 to 5,000,000. The text of the proposed amendment is set forth in Annex A attached to this Proxy Statement, substantially in the form to be filed with the Secretary of the State of New York. If approved by the Company's shareholders, the additional authorized shares of Preferred Stock would be available for issuance at the discretion of the Board of Directors without further shareholder approval unless otherwise required.


         Holders of shares of Common Stock do not have preemptive rights to subscribe to shares issued by the Company.


         In accordance with its Restated Certificate of Incorporation, Preferred Stock may be issued from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by the Company's Board of Directors. However, no series of Preferred Stock may be created which is senior to, or on a parity with, the $35.00 Preferred Stock in payment of dividends or liquidation preference without the consent of the holders of a majority in interest of the $35.00 Preferred Stock. The Board of Directors, without obtaining shareholder approval, may issue the Preferred Stock with voting or conversion rights, or both, and thereby dilute the voting power and equity of the holders of Common Stock and adversely affect the market price of the Common Stock.


         The authorized but unissued shares of Common Stock or Preferred Stock could be used by incumbent management to make it more difficult for a change in control of the Company to occur. Under certain circumstances, such shares could be used to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. For example, such shares could be privately placed with purchasers who might support the Board of Directors in opposing a hostile takeover bid. The increase in authorized shares of Common Stock and Preferred Stock might be considered as having the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Common Stock or Preferred Stock to acquire control of the Company with a view to imposing a merger, sale of all or any part of the Company's assets, or a similar transaction that may not be in the best interest of all the Company's shareholders, because the issuance of new shares could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company.

         The Board of Directors believes that an increase in the number of authorized shares of Common Stock and Preferred Stock would permit the Company to take advantage of future opportunities for equity financing to improve the Company's capital structure, possible acquisitions, stock splits, and other corporate purposes, without the delay and expense incident to the holding of a special meeting of shareholders to consider any specific issuance.

         The Company has no present plans or commitments for using the additional shares of Common Stock or Preferred Stock covered by the proposed amendments. However, the Board of Directors believes that the number of shares of Common Stock and Preferred Stock currently available for issuance does not provide sufficient flexibility to permit the Company to take full advantage of the opportunities described above.


SHAREHOLDER APPROVAL


         The affirmative vote of the holders of at least a majority of all outstanding shares entitled to vote thereon is required for approval of the proposed amendments to the Company's Restated Certificate of Incorporation. These two amendments (one relating to Common Stock and the other relating to Preferred Stock) are independent, so that either amendment will be approved if it receives the necessary affirmative vote of shareholders, even if the other amendment does not receive such affirmative vote.

         THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO INCREASE THE SHARES OF AUTHORIZED COMMON STOCK AND THE SHARES OF AUTHORIZED PREFERRED STOCK. IF A SHAREHOLDER DOES NOT DIRECT OTHERWISE, THE SHARES REPRESENTED BY THE PROXY SOLICITED HEREBY WILL BE VOTED TO APPROVE BOTH THE PROPOSED INCREASE IN THE AUTHORIZED COMMON STOCK AND IN THE AUTHORIZED PREFERRED STOCK.



                         INDEPENDENT PUBLIC ACCOUNTANTS


         Deloitte & Touche LLP, which has served as the Company's independent public accountants since 1991, has been designated by the Board as the Company's independent public accountants for 1996. A representative of that firm will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

         IN ACCORDANCE WITH REGULATIONS ISSUED BY THE SECURITIES AND EXCHANGE COMMISSION, SHAREHOLDER PROPOSALS INTENDED FOR PRESENTATION AT THE 1997 ANNUAL MEETING OF SHAREHOLDERS MUST BE RECEIVED BY THE SECRETARY OF THE COMPANY NO LATER THAN JANUARY 11, 1997, IF SUCH PROPOSALS ARE TO BE CONSIDERED FOR INCLUSION IN THE COMPANY'S PROXY STATEMENT. In accordance with the Company's By-Laws, shareholder proposals intended for presentation at the Annual Meeting of Shareholders that are not intended to be considered for inclusion in the Company's Proxy Statement must be received by the Secretary of the Company no earlier than March 23, 1997 and no later than April 17, 1997.

                                  ANNUAL REPORT

         A copy of the Company's 1995 Annual Report to the shareholders, including the financial statements and schedules thereto, is enclosed and is hereby incorporated by reference.

                                  OTHER MATTERS

         Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

         Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.



                                      By Order of the Board



                                      G. Robert O'Brien
                                      President and Chief Executive Officer

750 Main Street
Hartford, Connecticut 06103

May 14, 1996

  P
  R
  O
  X
  Y
                            U.S. HOMECARE CORPORATION
                                 750 MAIN STREET
                           HARTFORD, CONNECTICUT 06103

G. Robert O'Brien and Jay C. Huffard, or either of them, are hereby authorized, with full power of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Shareholders of the Corporation to be held on June 6, 1996, or at any adjournment of such meeting, upon such business as may properly come before the meeting, including the following items as set forth in the Proxy Statement:

Election of eight (8) Directors

Hadley C. Ford, John R. Gunn, Jay C. Huffard,
W. Edward Massey, W. Wallace McDowell, Jr.,
G. Robert O'Brien, Shawkat Raslan, Susan S. Robfogel


              PLEASE MARK, SIGN AND DATE THIS PROXY WHERE INDICATED
                AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                                             -------------
                                                              SEE REVERSE
                                                                 SIDE
                                                             -------------

[X]   PLEASE MARK YOUR                                                     5766
      VOTES AS IN THIS
      EXAMPLE.


     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR ITEM 2 AND
ITEM 3.


1.   Election of       FOR      WITHHELD
     Directors         [ ]        [ ]
     (see reverse)

For, except vote withheld from the following nominee(s):


- --------------------------------------------------------------------------------

2.   Approval of an             FOR      AGAINST     ABSTAIN
     amendment to the           [ ]        [ ]         [ ]
     Company's 1995 Stock
     Option/Stock Issuance
     Plan to implement a
     director stock fee
     program.


3.   Approval of an amendment to the        FOR       AGAINST      ABSTAIN
     Company's Restated Certificate of      [ ]         [ ]          [ ]
     Incorporation to increase the
     number of authorized shares of the
     Company's common stock and
     preferred stock.


                 IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, ad-ministrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.


- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
       SIGNATURE(S)                                           DATE

  P
  R
  O
  X
  Y
                            U.S. HOMECARE CORPORATION
                                 750 MAIN STREET
                           HARTFORD, CONNECTICUT 06103

G. Robert O'Brien and Jay C. Huffard, or either of them, are hereby authorized, with full power of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Shareholders of the Corporation to be held on June 6, 1996, or at any adjournment of such meeting, upon such business as may properly come before the meeting, including the following items as set forth in the Proxy Statement:

Election of eight (8) Directors

Hadley C. Ford, John R. Gunn, Jay C. Huffard,
W. Edward Massey, W. Wallace McDowell, Jr.,
G. Robert O'Brien, Shawkat Raslan, Susan S. Robfogel


              PLEASE MARK, SIGN AND DATE THIS PROXY WHERE INDICATED
                AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                                             -------------
                                                              SEE REVERSE
                                                                 SIDE
                                                             -------------

[X]   PLEASE MARK YOUR                                                     9699
      VOTES AS IN THIS
      EXAMPLE.


     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR ITEM 2 AND
ITEM 3.


1.   Election of       FOR      WITHHELD
     Directors         [ ]        [ ]
     (see reverse)

For, except vote withheld from the following nominee(s):


- --------------------------------------------------------------------------------

2.   Approval of an             FOR      AGAINST     ABSTAIN
     amendment to the           [ ]        [ ]         [ ]
     Company's 1995 Stock
     Option/Stock Issuance
     Plan to implement a
     director stock fee
     program.


3.   Approval of an amendment to the        FOR       AGAINST      ABSTAIN
     Company's Restated Certificate of      [ ]         [ ]          [ ]
     Incorporation to increase the
     number of authorized shares of the
     Company's common stock and
     preferred stock.


                 IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, ad-ministrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.


- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
       SIGNATURE(S)                                           DATE

                                                     May 14, 1996




Again this year we are combining our annual shareholder report with our proxy statement. The Company's 1995 audited Consolidated Financial Statements, auditor's opinion, and Management's Discussion and Analysis follow the proxy portion of this document.

Early in 1995 we assembled a new management team at U.S. HomeCare. That team set itself some aggressive priorities for the year that were aimed at substantially improving the condition of the Company. During 1995, I believe we made progress against those priorities, both in terms of fixing operating problems and in positioning U.S. HomeCare for the future.


A number of key steps were taken. We significantly reduced expenses in both our field offices and home office organization. We restructured our infusion therapy business, resulting in a better relationship between revenue and operating expenses. We improved our business selection practices in the IV business. We are also in the process of re-engineering our billing and collection processes to obtain appropriate reimbursement for all of the services we provide.


On the revenue front, we worked to strengthen our revenue base and to renew revenue growth off of the flat or declining trends that we have experienced over the last few years. We increased attention in each of our field offices to selling, including improving people resources where we did not have enough strength. Consistent with this, we also increased higher level management focus on each office, with a specific priority on revenue growth. We have also added corporate level resources to help us generate growth, most importantly a Vice President of Sales in the first quarter of 1996.


In addition to these efforts, there were other notable accomplishments in 1995. These included:

o  further development of our psychiatric nursing capabilities;

o  ongoing business processes that are improved;

o  obtaining additional financing;

o  settlement of the OIG investigation; and

o  accreditation by JCAHO through 1998 of all of our branch offices.

Although 1995 was a demanding year for us given the problems we faced, it was gratifying to see the results of our efforts begin to take effect. The move into 1996 has not changed our rigorous ongoing efforts or our resolve to return U.S. HomeCare to the position of a premier competitor in our marketplaces. Consistent with our continuing objectives, priorities for 1996 are:

o  keeping the momentum going;

o  accelerating the pace of growth and achieving profitability.

o  implementing a new systems platform throughout the Company; and

o  improving overall financial performance.

I am proud of the job that our U.S. HomeCare team of employees did in 1995. An objective for each of us is to have our efforts continue to generate a visible business recovery, position us for outstanding performance in the future, and have those factors be recognized in the marketplace by improvement in our stock valuation.





                                                     G. Robert O'Brien
                                                     President and CEO

                                     ANNEX A


                            CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                          OF U.S. HOMECARE CORPORATION

                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW


     WE, THE UNDERSIGNED, STEPHEN H. MATHESON and CHRISTINE AMARILLO being, respectively, the Vice President, Finance and Secretary of U.S. HomeCare Corporation, do hereby certify:

     o The name of the Corporation is U.S. HomeCare Corporation (the "Corporation").

     o The original certificate of incorporation of said Corporation was filed by the Department of State, State of New York, on March 22, 1976. The name under which the Corporation was formed is Reliable Nurses Aide of Westchester, Inc.

     o The amendment of the certificate of incorporation of the Corporation effected by this certificate of amendment is to (i) increase the aggregate number of Common shares which the Corporation shall have the authority to issue by authorizing 20,000,000 additional Common shares, par value $.01 per share, and (ii) increase the aggregate number of Preferred shares which the Corporation shall have the authority to issue by authorizing 4,516,000 additional Preferred shares, par value $1.00 per share.

     o To accomplish the forgoing amendments, Article IV, Section A thereof is hereby amended to read as follows:

     A. The aggregate number of shares of stock that the Corporation shall have authority to issue shall consist of (i) 40,000,000 shares of Common Stock having a par value of $.01 per share (the "Common Shares") and (ii) 5,000,000 preferred shares having a par value of $1.00 per share (the "Preferred Shares").

     o The foregoing amendment of the certificate of incorporation was authorized at a meeting of the Board of Directors held on February 15, 1996, followed by a vote of the holders of at least a majority of all the outstanding shares of the Corporation entitled to vote on said amendment of the certificate of incorporation.

     IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm under penalties of perjury, that the statements contained herein have been examined by us and are true and correct.


Dated: June __, 1996
                                                   -------------------------
                                                   Stephen H. Matheson
                                                   Vice President, Finance



                                                   -------------------------
                                                   Christine Amarillo
                                                   Secretary

                                TABLE OF CONTENTS
                        CONSOLIDATED FINANCIAL STATEMENTS
                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES

                                                                         PAGE
                                                                         ----

Independent Auditors' Report                                               32
Consolidated Balance Sheets                                                34
Consolidated Statement of Operations                                       33
Consolidated Statements of Changes in Stockholders' Equity                 35
Consolidated Statements of Cash Flow                                       36
Notes to Consolidated Financial Statements                                 37
Quarterly Results of Operations (Unaudited)                                52
Common Stock Prices and Dividends                                          53
Description of the Company's Business                                      53
Five Year Selected Consolidated Financial Data                             54
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                                      55



     A copy of the Company's Form 10-K for the year ended December 31, 1995, as filed with the Securities and Exchange Commission, will be provided without charge upon written request to Christine Amarillo, Secretary of the Company, at U.S. HomeCare Corporation, 141 South Central Avenue, Hartsdale, New York 10530.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
U.S. HomeCare Corporation
Hartford, Connecticut

We have audited the accompanying consolidated balance sheets of U.S. HomeCare Corporation and its subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all materials respects, the financial position of U.S. HomeCare Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 9.c.i. to the consolidated financial statements, the Company is defendant in litigation regarding the resolution of the purchase price of a 1992 acquisition.

                                                     Deloitte & Touche LLP

New York, New York
March 22, 1996


                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)

                                                          December 31,     December 31,
                                                             1995              1994
                                                          -----------      ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                               $       225      $        659
  Accounts receivable, net of allowance
   for doubtful accounts of $2,960 and $8,017                  15,480            13,382

  Other current assets                                          2,329             4,784
                                                          -----------      ------------
    TOTAL CURRENT ASSETS                                       18,034            18,825
                                                          -----------      ------------

PROPERTY AND EQUIPMENT, net                                     3,875             6,291
                                                          -----------      ------------

OTHER ASSETS
  Excess cost over net assets acquired, net
   of accumulated amortization of $2,496 and $ 1,958           11,669            12,208

  Intangible assets, net of accumulated
   amortization of $6,573 and $5,373                            3,735             5,212

  Other                                                         1,128             1,145
                                                          -----------      ------------
    TOTAL OTHER ASSETS                                         16,532            18,565
                                                          -----------      ------------
TOTAL ASSETS                                              $    38,441      $     43,681
                                                          ===========      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Promissory note payable                                 $        --      $      2,000
  Current maturities of long-term debt                          1,119             4,729
  Accounts payable and accrued expenses                         6,434            11,351
  Restructuring reserves                                        1,172             5,703
  Accrued payroll and related costs                             1,123             1,589
                                                          -----------      ------------
    TOTAL CURRENT LIABILITIES                                   9,848            25,372
                                                          -----------      ------------

OTHER LIABILITIES
  Bank revolving lines of credit                               11,766             7,972
  Capital lease obligations and other long-term debt              758             1,310
  Deferred income taxes                                           154               434
                                                          -----------      ------------
    TOTAL OTHER LIABILITIES                                    12,678             9,716
                                                          -----------      ------------
TOTAL LIABILITIES                                              22,526            35,088
                                                          -----------      ------------

STOCKHOLDERS' EQUITY
  Common stock, $0.01 par value, 20,000,000 shares
   authorized, 8,782,963 and 8,552,963 shares outstanding          88                85

  Preferred stock, $1 par value, 484,000 authorized,
   328,569 and 57,141 shares outstanding                          328                57

  Additional paid-in capital                                   45,688            37,817
Accumulated deficit                                           (28,607)          (26,809)
  Treasury stock at cost, 277,936 and 302,777 shares           (1,582)           (2,557)
                                                          -----------      ------------
    TOTAL STOCKHOLDERS' EQUITY                                 15,915             8,593
                                                          -----------      ------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                  $    38,441      $     43,681
                                                          ===========      ============

See accompanying notes to consolidated financial statements.

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                          1995           1994           1993
                                                        -------        -------        -------

Net revenues                                            $71,183        $79,066        $90,056

Cost of revenues, primarily
    payroll and related costs                            46,272         50,456         56,801
                                                        -------        -------        -------
Gross profit                                             24,911         28,610         33,255

Operating expenses:
       Selling, general and administrative expenses      22,229         37,909         36,521
       Provision for litigation settlement                   --          2,000             --
       Amortization and depreciation, including
           write-off of pre-operating expenses            3,456          6,612          6,078
       Restructuring charge                                  --          7,650             --
                                                        -------        -------        -------
Total operating expenses                                 25,685         54,171         42,599
                                                        -------        -------        -------
Loss from operations                                       (774)       (25,561)        (9,344)


Interest expense, net                                       870          1,423          1,398
                                                        -------        -------        -------
Loss before provision/( benefit)
    for income taxes                                     (1,644)       (26,984)       (10,742)
Provision/(benefit) for income taxes                        154           (219)        (3,606)
                                                        -------        -------        -------
Net loss                                                ($1,798)      ($26,765)       ($7,136)
                                                        =======        =======        =======


Loss per share                                           ($0.22)        ($3.25)        ($0.87)
                                                        =======        =======        =======
Weighted average common
    shares outstanding                                    8,070          8,247          8,244
                                                        =======        =======        =======

See accompanying notes to consolidated financial statements.

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)

                                                                    Series B
                                         Common Stock            Preferred Stock     Additional                            Retained
                                       ---------------------    -------------------    Paid-In          Treasury Stock     Earnings
                                        Shares      Amount       Shares    Amount      Capital      Shares       Amount    (Deficit)
                                       ---------   ---------    --------- ---------  -----------   ---------   ---------   ---------

Balance, January 1, 1993                 8,541         $85         --         --      $35,924        (303)     ($2,557)      $7,092
Exercise of options                          6          --         --         --           --          --           --           --
Net loss                                    --          --         --         --           --          --           --       (7,136)
                                         -----         ---        ---       ----      -------        ----      -------     --------

Balance, December 31, 1993               8,547          85          -          -       35,924        (303)      (2,557)         (44)
Private placement                           --          --         57        $57        1,910          --           --           --
Exercise of options                          5          --         --         --           23          --           --           --
Preferred dividends                         --          --         --         --          (40)         --           --           --
Net loss                                    --          --         --         --           --          --           --      (26,765)
                                         -----         ---        ---       ----      -------        ----      -------     --------

Balance, December 31, 1994               8,552          85         57         57       37,817        (303)      (2,557)     (26,809)
Private Placement                           --          --        271        271        8,391          --           --           --
Purchase of treasury stock from a
  related party                             --          --         --         --           --        (200)        (329)          --
Preferred dividends                         --          --         --         --       (1,263)        225        1,304           --
Stock issued in lieu of cash for
  accounts payable settlement              230           3         --         --          545          --           --           --
Employee Stock Savings Plan                                                               198
Net loss                                    --          --         --         --           --          --           --       (1,798)
                                         -----         ---        ---       ----      -------        ----      -------     --------
Balance, December 31, 1995               8,782         $88        328       $328      $45,688        (278)     ($1,582)    ($28,607)
                                         =====         ===        ===       ====      =======        ====      =======     ========


See accompanying notes to consolidated financial statements

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                              Years Ended December 31,
                                                                  --------------------------------------------
                                                                    1995              1994             1993
                                                                  ---------         ---------         --------

CASH FLOWS FROM OPERATING ACTIVITIES
      Net (loss) income                                           ($ 1,798)         ($26,765)         ($ 7,136)
    Adjustments to reconcile net cash provided by /
      (used in) operating activities:
      Depreciation and amortization, including write-off
        of pre-operating expenses                                    3,456             6,612             6,078
      Provision for bad debts                                        1,757             8,046             5,194
      Other restucturing write-offs                                     59               581                --
      Deferred income taxes                                           (280)              202            (1,321)
      Gain on return of leased assets                                  (24)               --                --
    Changes in operating assets and liabilities, net of effect of acquisitions:
      Decrease/(increase) in accounts receivable                    (3,855)            2,596             3,323
      Decrease/(increase) in other current assets                    2,301             3,458            (1,002)
      Increase in other assets                                        (425)             (425)           (2,051)
      Increase/(Decrease) in accrued payroll and related costs          38               (21)             (933)
      Increase in accounts payable and accrued expenses             (3,389)            2,290               408
      Increase/(Decrease) in restructuring reserve                  (3,047)            5,703                --
                                                                  --------          --------          --------
      Net cash provided by / (used in) operating activities         (5,207)            2,277             2,560
                                                                  --------          --------          --------
CASH FLOWS FROM INVESTING ACTIVITIES
      Disposition / (purchases) of property and equipment, net        (114)               16            (1,280)
      Increase in intangible assets                                     --                --            (2,213)
      Acquisition of business, net of cash acquired                     --                --            (1,258)
                                                                  --------          --------          --------
      Net cash provided by / (used in) investing activities           (114)               16            (4,751)
                                                                  --------          --------          --------
CASH FLOWS FROM FINANCING ACTIVITIES
      (Payments of) / proceeds from issuance of promissory note     (2,000)            2,000                --
      Proceeds from borrowing long-term debt                         3,000               378             5,738
      Payments on capital leases and long-term debt                 (3,201)           (6,452)           (2,973)
      Purchase of treasury stock                                      (329)               --                --
      (Decrease) in cash overdraft                                  (1,247)              (43)             (816)
      Issuance of preferred stock                                    8,664             1,950                --
                                                                  --------          --------          --------
      Net cash (used in) / provided by financing activities          4,887            (2,167)            1,949
                                                                  --------          --------          --------
      Net (Decrease) in cash                                          (434)              126              (242)
      Cash and cash equivalents, beginning of year                     659               533               775
                                                                  --------          --------          --------
      Cash and cash equivalents, end of year                      $    225          $    659          $    533
                                                                  ========          ========          ========

      Cash paid during the year for:
      Income taxes                                                $     25          $     --          $    953
                                                                  ========          ========          ========
      Interest                                                    $    870          $  1,380          $  1,462
                                                                  ========          ========          ========

See accompanying notes to consolidated financial statements

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993


1.  SIGNIFICANT ACCOUNTING POLICIES

     a. Basis of Presentation - The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated.

     b. Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     c. Property and Equipment - Property and equipment are recorded at cost, less accumulated depreciation computed on a straight-line basis over the useful lives of the related assets. The useful lives vary from three to seven years. Leasehold improvements and leased equipment are amortized over the lives of the respective leases or the service lives of the asset, whichever is shorter.

     d. Inventories - Inventories, included in other current assets, consisting of infusion products, disposable and durable medical equipment and supplies are stated at the lower of cost or market. Durable medical equipment is included in inventory until it is rented, in which case it is transferred to field service assets.

     e. Intangible Assets - Excess cost over net assets acquired is being amortized over a period of 25 years. The Company reviews the recoverability of the excess cost of net assets acquired based upon anticipated future operating results of the acquired company, if applicable. The Company's criteria for assessing recoverability is that anticipated operating results will at least equal amortization on a nondiscounted basis. Other intangible assets consist principally of patient and referral lists, training programs, and aides and nurses lists and are being amortized over a period of five to ten years. The net carrying value of aides and nurses lists was approximately $1,359,000 and $2,219,000 as of December 31, 1995 and 1994 respectively. The net carrying value of patient and referral lists was approximately $2,376,000 and $2,993,000 as of December 31, 1995 and 1994, respectively.

     f. Revenue Recognition - The Company recognizes revenues as the services are performed. The Company receives retroactive increases to certain rates, certain of which are intended to be passed through as additional salary and benefits to Company personnel. The Company records such additional amounts as revenues and expenses when they are notified by the payor or the amount is estimable. Certain of the Company's revenues and related disbursements are subject to audit by third party payors; these revenues are accrued on an estimated basis in the period the related services are rendered. Net revenues is adjusted, as required in subsequent periods, based on final settlement.

     g. Per Share Information - For the years ended December 31, 1995, 1994 and 1993 primary and fully diluted earnings per share do not include Common Stock equivalents outstanding since they are anti-dilutive.

     h. Reclassification - The presentation of certain prior year information has been reclassified to conform with the current year presentation.

     i. Accrued Payroll - The Company maintains negative balances in its payroll accounts and funds these accounts as the checks are presented for payment. As a result, included in accrued payroll and related costs are $0 and $504,000 of bank overdrafts as of December 31, 1995 and 1994, respectively.

     j. Line of Business - The Company is a provider of comprehensive home health care services, including nursing care, personal care, infusion therapy and other specialized therapies.

     k. Cash and Cash Equivalents - The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

     l. Supplemental Schedules - Supplemental schedule of noncash transactions for the years ended:


         DECEMBER 31, 1995

         Write off of assets against restructuring
             reserve                                          $1,484,000
         Disposal of assets under capital leases                $687,000
         Stock issued in lieu of cash
             for accounts payable settlement                    $548,000
         Preferred Stock dividends                            $1,304,000
         Disposal of assets under capital leases                $167,000

         DECEMBER 31, 1994

         Additional property and equipment
         acquired through capital leases                        $102,000
         Disposal of assets under capital
         leases                                                 $325,000

     m. Accounting Developments - In March 1995, the FASB issued SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement applies to financial statements for fiscal years beginning after December 15, 1995. The Company does not believe the adoption of SFAS No. 121 will have a material impact on the Company's Consolidated Financial Statements.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which will be effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share.

     n. Fair Value of Financial Instruments - SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information for certain assets and liabilities, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. The Company's balance sheets include the following financial instruments: cash and cash equivalents; accounts receivable; accounts payable and accrued expenses; bank revolving line of credit; and capital lease obligations and other long-term debt. The Company considers the carrying amount in the financial statements to approximate face value of these financial instruments because of their relatively short period of time between the origination of such instruments and their expected realization and/or the fact that the instruments reprice frequently at market rates.


2.  ACCOUNTS RECEIVABLE

     a. In November 1993, the Company entered into a financing agreement with a bank whereby it can sell an undivided percentage ownership interest in a designated pool of accounts receivable. This agreement was amended and extended in October 1995, the bank has committed up to $14.0 million based upon securitizing the Company's eligible accounts receivable. The agreement now expires on March 1997. Accounts receivable in the consolidated balance sheet does not include the receivables sold to the bank in the amount of approximately $8.9 and $9.7 million at December 31, 1995 and 1994, respectively. The Company remains liable for all sold receivables until collected.

     The Company maintains a reserve for accounts receivable including receivables sold, based upon the expected collectibility of all accounts receivable.

3.  ACQUISITIONS

     During the three years ended December 31, 1995, the Company acquired the following nursing service business for total consideration of approximately $2.5 million, including transaction costs. This acquisition has been accounted for as a purchase transaction:

NAME                                     LOCATION           DATE OF ACQUISITION
- ----                                     --------           -------------------
Pittsburgh Nursing Services ("PNS")      Pittsburgh, PA     March 1993

     The following increases in excess cost over net assets acquired and other intangible assets resulting from this acquisition was:

                                           (In thousands of dollars)

                             Excess cost over net
YEAR ENDED                      ASSETS ACQUIRED          OTHER INTANGIBLE ASSETS
- ----------                      ---------------          -----------------------
1993                                  $1,125                    $   680

     The purchase price for Home Infusion Pharmaceuticals Services, Inc., a 1992 acquisition, is subject to adjustment (see note 9.c.i.).


4.  PROPERTY AND EQUIPMENT

         Property and equipment consists of the following:

                                                    December 31,
                                                  (In Thousands)
                                              1995              1994
                                              ----              ----
Leasehold improvements                     $   2,663          $  2,839
Furniture and fixtures                         2,088             2,667
Computer and other equipment                   6,392             6,722
Field service assets                             564               436
Transportation equipment                          30               554
                                           ---------          --------
                                              11,737            13,218
Less accumulated depreciation
  and amortization                             7,862             6,927
                                           ---------          --------
                                           $   3,875          $  6,291
                                           =========          ========

     At December 31, 1995 and 1994 amounts relating to assets under capital leases (including above) had a net carrying value of approximately $838,000 and $1,605,000 respectively.

5.  INCOME TAXES

     The Company adopted SFAS No. 109 as of January 1, 1993. The effect of the adoption of SFAS 109 on a prospective basis from January 1, 1993 was not material.

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes" (FAS 109) in February 1992, and the Company was required to adopt FAS 109 by January 1, 1993. This statement requires that deferred income taxes reflect the tax consequences on future years of difference between the tax return base of assets and liabilities and their financial statement amounts.

     In accordance with FAS 109, deferred income tax assets and liabilities reflect the impact of temporary differences between values recorded as assets and values utilized for remeasurement in accordance with the tax laws.

     A reconciliation of the income tax provision to the amount computed using the federal statutory rate is as follows:

                                                          Year Ended
                                                         December 31,
                                                             1993
                                                          -----------
Federal income tax (benefit)
  statutory rate                                            (34.0%)
State income tax, net of federal
  benefit                                                    (1.0%)
Other, net                                                    1.4%
                                                            ------
Provision for income taxes                                  (33.6%)
                                                            ======

     The tax benefit recognized in 1994 was limited to the amount previously paid partially offset by state tax expense. There was no federal benefit recorded in 1995. The 1995 provision consisted entirely of state taxes.

     The tax effect of temporary differences giving rise to the Company's deferred tax assets and liabilities at December 31, 1995 are as follows:


                                          Liabilities             Asset
                                          -----------             -----
Net operating loss carryforward                                  $7,140
Restructuring reserve                          --                   850
Depreciation of property & equipment          125                    --
Bad debts                                      --                 1,152
Amortization of defe red licensure             29                    --
Goodwill and other                                                  177
                                           ------                ------
Total                                      $  154                $9,319
                                           ======                ======

     For financial reporting purposes, deferred tax assets are reduced by a valuation allowance to an amount that is "more likely than not" to be realized. Due to the Compan 's cumulative losses, management does not consider that enough support to overcome the "more likely than not" criteria existed at December 31, 1995 and 1994. Accordingly, a valuation allowance of $9,165,000 and $7,706,000 was established as of December 31, 1995 and 1994, respectively.

     Prior to 1993, provisions were made by the Company for deferred income taxes where differences existed between the time that transactions affected taxable income for financial reporting purposes. The effect of the adoption of FAS 109 on a prospective basis from January 1, 1993 was not material.

     Provision (benefit) for income taxes consists of the following:

                                                 Year Ended December 31,
                                           1995           1994          1993
                                            ---           ----          ----
                                                      (In Thousands)
Current:
     State and Local                      $   154       $   231       $    75
     Federal                                   --          (329)       (2,935)
                                          -------       -------       -------
Total Current                                 154           (98)       (2,860)
                                          -------       -------       -------
Deferred:
Expenses deducted for tax return
  periods different than for book             730        (1,404)         (133)

Difference between tax and book
  depreciation                                (97)           (9)          (41)
Deferred costs which are currently
  deductible for tax (book) purposes           --          (516)         (572)
Restructuring reserve                       1,287        (2,137)           --
Net operating loss                         (4,059)       (3,081)           --
Litigation settlement reserve                 680          (680)           --
Valuation allowance                         1,459         7,706            --
Other                                          --            --            --
                                          -------       -------       -------
Total deferred                                 --          (121)         (746)
                                          -------       -------       -------
Total provision/(benefit) for
  income taxes                            $   154       $  (219)      $(3,606)
                                          =======       =======       =======

     At December 31, 1995 the Company has a tax net operating loss ("NOL") of approximately $21.0 million expirin in 2009 to offset against future taxable income, if any. The Internal Revenue Code limits the amount of a company's NOL carryforward that may be used in any one year to offset future income after an "ownership change" (as defined). The Company does not believe any such "ownership change" has occurred which would limit the available annual amount.

6.   RESTRUCTURING

     In the third quarter of 1994, the Company announced a restructuring plan and recorded a charge of approximately $7.65 million. The plan was designed to improve profitability by exiting the Florida market, consolidating infusion therapy operations and closing development offices opened during 1992 and 1993. The charge relates to: severance; disposition of property and equipment and intangible assets related to these operations; and the estimated costs to close or sublease facilities. The balance of the reserve at December 31, 1995 was approximately $1.2 million.

7.  LONG TERM DEBT
                                                               December 31,
                                                         1995            1994
                                                         ----            ----
                                                             (In Thousands)
Convertible subordinated
  debentures bearing interest
  at 9%, various maturity dates (a)                    $   284         $    484
Capitalized lease obligations (b)                          838            2,120
Revolving credit facility  (Note 7.e. and Note 8)       11,766            9,972
Notes payable (c)                                          743            1,211
Promissory note payable (d)                                 --            2,000
Other                                                       12              224
                                                       -------         --------
                                                        13,643           16,011
Less current portion                                     1,119            6,729
                                                       -------         --------
                                                       $12,524          $ 9,282
                                                       =======          =======

     a. In consideration of the original acquisition (1986), the Company issued to the sellers a series of convertible subordinated debentures which provided for annual payments with any unpaid principal and interest due and payable September 30, 1994. The agreement provides, among other things, for minimum consolidated working capital and net worth requirements, limitations on additional borrowings, stock repurchases, disposals of business, and prohibits cash dividend payments.

     The Company has asserted a claim against its former shareholders pursuant to a stock purchase agreement dated March 29, 1986. Pursuant to a written agreement with the shareholders, the Company has offset approximately $284,000 as well as the interest payments due thereon, and the former shareholders have agreed not to serve notice of default under the debenture agreement.

     b. The Company leases certain equipment under non-cancelable leases expiring at various times through 1997.

     c. In consideration of the H.I.P.S. and Tri-Cities acquisitions (1992), and PNS acquisition (1993), the Company issued to the sellers a series of promissory notes.

     d. In March 1994, the bank provided $2 million evidenced by a promissory note due January 4, 1995, bearing interest at prime plus 1% per annum. The note was repaid in February 1995.

     e. In October 1995, the Company entered into a $3 million subordinated credit facility with a commercial bank. The subordinated credit facility is 100% guaranteed by the Connecticut Development Authority ("CDA"). Aggregate maturities of a long-term debt as of December 31, 1995 are as follows:

                   (In Thousands)
                   --------------
1996                 $   1,119
1997                    12,524
                     ---------
                     $  13,643
                     =========


8.            BANK LOAN PAYABLE

     The Company has a $9,000,000 revolving line of credit ("RLOC"), with availability based upon a stated formula, expiring in March 31, 1997, with borrowings thereunder bearing interest at the higher of the bank's prime rate plus 2.0% or the federal funds rate plus 1.0%. Borrowings under the RLOC are collateralized by substantially all of the Company's assets. The terms of the RLOC provide, among other things, for minimum tangible net worth, maintenance of certain financial ratios, limitations on capital expenditures, acquisitions, and cash dividends. On December 31, 1995 and 1994, the Company had $8,766,000 and $9,972,000, respectively, outstanding under the RLOC.


9.            COMMITMENTS AND CONTINGENCIES

     a. Operating Leases - The Company leases office space under various leases with terms ranging from one to twelve years. Rent expense was $1,330,000, $2,203,000 and $1,864,000 for the years ended December 31, 1995, 1994 and 1993 respectively. Future minimum rental commitments under non-cancellable operating leases as of December 31, 1995 are as follows:

                        (In Thousands)

1996                      $   2,052
1997                          1,721
1998                            767
1999                            463
2000                            392
                          ---------
                          $   5,395
                          =========

     b. Consulting Agreements - The Company has entered into various consulting agree ents, non-competition and non-disclosure agreements and employment contracts or arrangements. Future minimum commitments under these non-cancellable agreements as of December 31, 1995 are as follows:

                        (In Thousands)

1996                      $     328
1997                             20
                          ---------
                          $     348
                          =========

  c. Litigation -

     i) In July 1993, the Company filed suit against Home Infusion Pharmaceutical Services, Inc. and its affiliate Abel Health Management Services, Inc. (collectively "HIPS/Abel"). The complaint alleges that HIPS/Abel and their principal engaged in fraud, negli ent misrepresentation and breach of contract in connection with the Company's acquisition of assets (or an interest therein) from HIPS and its affiliate Abel (the "Acquisition"), and claiming entitlement to damages and a declaratory judgment relieving it of any further purported obligations in connection with the Acquisition, including under the promissory notes and under a consulting agreement. HIPS/Abel and their principal have moved to dismiss certain claims in the complaint. The Company has opposed this motion, which is pending.

     Also, in July 1993, HIPS sued to enforce the payment of promissory notes in the face amount of $4.5 million executed in connection with the Acquisition. HIPS has moved for summary judgment. The Company has opposed the motion, which is pending.

     In September 1995, HIPS moved to dismiss certain of the Company's counterclaims. On February 29, 1996 the Court denied HIPS's motion, except that it struck the Company's request for the imposition of punitive damages.

     Although the Company believes that its position in the HIPS/Abel litigation is meritorious, the ultimate outcome of this matter cannot presently be determined. A reserve has been established in the Company's consolidated financial statements for specified amounts in connection with the resolution of this matter.

     ii) Roberts v. U.S. HomeCare Corporation, et al., 93 Civ. 4060 (CLB) (U.S. District Court for the Southern District of New York).

     On October 14, 1994, the plaintiffs in the securities class action suit, Roberts v. U.S. HomeCare Corporation, et al., and the defendants (the Company and certain directors and officers of the Company) reached a settlement agreement with the Court. On March 17, 1995, the Court approved the settlement, certified the class for settlement purposes only, and approved procedures for administering the settlement process. Under the agreement the Company paid $3.0 million dollars (included in accounts payable and accrued expenses at December 31, 1994). This amount consists of $1.0 million to be paid by the Company's directors' and officers' liability insurance (included in other current assets at December 31, 1994) and $2.0 million in cash by the Company. As of March 1995 the $3.0 million dollars had been paid into a settlement fund which was disbursed throughout the year.

     iii) In addition to the matters discussed above, the Company is involved in litigation in the ordinary course of business. The Company carries general liability insurance in the amounts of $2.0 million per occurrence and $6.0 million in the aggregate, such aggregate coverage having been increased over time. The Company does not believe, after giving consideration to the insurance in place and the claims outstanding, that the resolution of these matters will have a material adverse effect on the consolidated financial statements.

     d. A Medicare audit of the Company's cost report for the year ended June 30, 1993, with respect to its West Palm Beach branch resulted in an assessment of approximately $1.1 million. The Company provided a reserve in its 1994 consolidated financial statements for the estimated settlement and has been making monthly payments from December 1994. An additional assessment received in April 1995 of $200,000 was reflected in the first quarter of 1995 results.

     In addition, Medicare audits of the Connecticut and Home Office cost reports for the fiscal year ended June 30, 1993 were performed during August 1995. The Connecticut audit resulted in a $150,000 revenue reduction. The Home Office audit has not been completed but a revenue reduction of approximately $150,000 is estimated at this time. Both of these adjustments were reflected in the 1995 third quarter results.

     e. Approximately 16% in 1995, 13% in 1994 and 20% in 1993 of net revenues were derived under Medicare program. These revenues are based, in part, on cost reimbursement principles and are subject to audit and retroactive adjustment by the respective third-party fiscal intermediaries. Included in accounts receivable at December 31, 1995 was approximately $1.0 million which is an estimate of what is to be collected upon finalization of certain cost reports. In the opinion of management, additional other retroactive adjustments, if any, are not expected to be material to the consolidated financial statements of the Company.

     f. In April 1995, the Company settled a QUI TAM action with the Government and a former employee. The complaint alleged that false Medicare claims were submitted in connection with the Company's south Florida and Pennsylvania operations. The Company reached a global settlement with the Government and former employee in the amount of $675,000 which was paid in 1995 (expensed in 1994). The settlement was signed by the U.S. Department of Justice, U.S. Attorney for the District of Maryland, U.S. Attorney for the Southern District of Florida, U.S. Department of Health and Human Services, the former employee and the Company, and resolves all pending matters relating to the allegations in the QUI TAM complaint. As a result of the settlement, the QUI TAM action was dismissed on April 24, 1995.

     g. Concentration of Credit Risk - The majority of the Company's patients are currently located in the Northeastern United States.

10. STOCKHOLDERS' EQUITY

     a. Common Stock - The Company's authorized Common Stock consists of 20,000,000 shares of Common Stock, par value $0.01 per share, of which 8,782,693 shares were issued and outstanding as of December 31, 1995.

     On June 1, 1988, the Company established an Employee Stock Ownership Plan
(ESOP). The cost of the ESOP is borne by the Company through annual contributions in amounts determined by the Board of Directors. The annual ESOP contribution expense was $0 for the years ended December 31, 1995, 1994 and 1993. The ESOP funds are invested either by contribution of Common Stock of the Company or open market purchases of Common Stock.

     b. Exchange Preferred Stock - Preferred Stock Placement - On February 1 and February 8, 1995, the Company issued and sold in a private placement a total of 271,428 shares of $35.00 6% Convertible Preferred Stock, $1.00 par value (the "$35.00 Preferred") for $35.00 per share (the "Private Placement"). The $35.00 Preferred is convertible into 5,428,560 shares of Common Stock at a conversion price of $1.75 per share, subject to certain adjustments, and will be automatically converted into Common Stock if the 20 day moving average of the closing prices of the Company's Common Stock is greater than $4.375 per share. The $35.00 Preferred pays an annual dividend of $2.10, which is payable quarterly in cash or, at the Company's option, Common Stock. Simultaneously, with the initial closing of the Private Placement, all of the holders of Preferred Stock issued in September and October 1994 (the "Exchange Preferred") exchanged their 57,141 shares of Exchange Preferred for an equal number of shares of the $35.00 Preferred and exchanged their Exchange Warrants for Warrants to purchase an aggregate of 99,997 shares of Common Stock at $1.75 per share. To date, the dividends have been paid in Common Stock, with a total of approximately 300,000 shares issued.

     In connection with the restructured financing, the Company issued warrants to purchase an aggregate of 750,000 shares of Common Stock at $1.75 per share to its RLOC banks. Warrants to purchase 375,000 shares of Common Stock are currently exercisable and warrants to purchase the remaining 375,000 shares of Common Stock will be exercisable after April 1, 1996. In connection with the CDA's guarantee, the Company issued to the CDA warrants to purchase 750,000 shares of Common Stock at $1.75 per share (which number of shares may be reduced in certain circumstances) and agreed to issue the CDA a warrant to purchase an additional 735,000 shares of Common Stock at the same price if the CDA's guarantee is not released by April 30, 1997.

     c. Stock Options - At the Company's Annual Meeting held on May 18, 1995, the Company obtained shareholder approval of its 1995 Stock Option/Stock Issuance Plan (the "1995 Plan"), pursuant to which 2,550,000 shares of common Stock were reserved for issuance. The 1995 Plan is the successor to the Company's 1990 Stock Option Plan (the "1990 Plan") and was adopted by the Board, subject to shareholder approval at the Annual Meeting.

     All outstanding stock options under the 1990 Plan were incorporated into the new 1995 Plan but continue to be governed by the terms and conditions of the specific agreements evidencing those grants. Subject to shareholder approval of the 1995 Plan, (i) the Company's 1993 Director Stock Option Plan (the "1993 Plan") was terminated and all options outstanding thereunder were cancelled on December 21, 1994 and (ii) the Company's 1991 Premium Price Stock Option Plan (the "1991 Plan") was terminated and all options outstanding thereunder were canceled. No further option grants or stock issuances will be made under the 1990 Plan, the 1991 Plan or the 1993 Plan (collectively, the "Predecessor Plans").

     Prior to the inception of the Plans, options were granted to certain key employees, officers and directors under substantially the same terms, except that vested options automatically expired if not exercised upon the initial public offering of the Company's stock.

     The 1995 Plan contains three separate equity incentive programs; (i) a Discretionary Option Grant Program, (ii) an Automatic Option Grant Program and
(iii) a Stock Issuance Program.

     The 1995 Plan (other than the automatic Option Grant Program) is administered by the Compensation Committee of the Board. However, all grants under the Automatic Option Grant Program are made in strict compliance with the provisions of that program, and no administrative discretion is exercised by the Compensation Committee with respect to the grants made thereunder.

     Employees of the Company, non-employee members of the Board (other than those serving as members of the Compensation Committee) and consultants and independent advisors of the Company are eligible to participate in the Discretionary Option Grant and Stock Issuance Program. Non-employee members of the Board (including members of the Compensation Committee) are also eligible to participate in the Automatic Option Grant Program.

     Options may be granted under the Discretionary Option Grant Program at an exercise price per share not less than 85% of the fair market value per share of Common Stock on the option grant date. No granted option will have a term in excess of ten years. The fair market value per share of Common Stock on any relevant date under the 1995 Plan will be the last reported sales price per share on that date on the Nasdaq National Market.

     Under the Automatic Option Grant Program, each individual who was serving as a non-employee Board member on December 21, 1994 was automatically granted at that time an option grant for 25,000 shares of Common Stock, subject to shareholder approval of the 1995 Plan at the Annual Meeting. Each individual who first becomes a non-employee Board member after such date will automatically be granted at that time an option grant for 25,000 shares of Common Stock. Each option will have an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten years measured from the option grant date.

     Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of fair market value per share of Common Stock, payable in cash or through a promissory note payable to the Company. Shares may also be issued solely as a bonus for past services.

A summary of changes in stock options is as follows:


       PER SHARE                          NO. OF SHARES           OPTION PRICE
       ---------                          -------------           ------------
Balance, January 1, 1993                     806,835             $2.52 - $25.87
Option granted                                89,700             $4.63 - $13.00
Option exercised                             (10,875)            $2.52 - $ 7.00
Option expired/canceled                      (68,335)            $2.72 - $25.87

Balance, December 31, 1993                   817,325             $2.52 - $25.87
Option granted                             1,074,880             $3.25 - $ 5.13
Option exercised                             (54,000)                $3.93
Option expired/canceled                     (631,982)            $3.22 - $10.25

Balance, December 31, 1994                 1,206,223             $3.22 - $10.25
Option granted                             1,097,232             $1.75 - $ 3.25
Option expired/cancelled                    (336,955)            $2.00 - $11.11
Balance December 31, 1995                  1,966,500             $1.75 - $10.25


11. MAJOR CUSTOMER

     One referring institution has accounted for more than 10% of the Company's net revenues for the years ended December 31, 1994 and 1993. VNS HomeCare ("VNS"), a non-profit home health institution in New York City, accounted for approximately $6.2 million (8.7%), $8.8 million (11%) and $11.9 million (13%) respectively, of net revenue for the years ended December 31, 1995, 1994 and 1993.

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following table presents unaudited financial data for the eight quarters beginning January 1, 1994. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary have been made to present fairly the following selected quarterly information when read in conjunction with the consolidated financial statements included elsewhere herein.


                             FIRST         SECOND         THIRD         FOURTH
                            QUARTER       QUARTER        QUARTER        QUARTER
                            -------       -------        -------        -------
                               (Amounts in thousands, except per share data)
1994
Net revenues                $22,206       $18,116        $19,724        $19,020
Loss from operations           (841)       (8,107)       (14,257)        (2,356)
Net loss                       (903)       (8,455)       (14,694)        (2,713)
Loss per share                $(.11)       $(1.03)        $(1.78)         $(.33)

1995
Net revenues                 17,958        18,239         17,166         17,820
Earnings/(loss) from
  operations                   (752)         (136)            35             79
Net loss                       (974)         (337)          (190)          (297)
Loss per share                $(.12)        $(.04)         $(.02)         $(.04)

                        COMMON STOCK PRICES AND DIVIDENDS

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "USHO". The following table presents the quarterly high and low bid quotations, as reported by the Nasdaq National Market for 1995 and 1994. These quotations reflect the inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                     1995                          1994
                                     ----                          ----
                            HIGH             LOW           HIGH             LOW
                            ----             ---           ----             ---
First Quarter              $3.625          $1.625         $6.125          $3.375
Second Quarter              2.875           1.625          4.625           3.000
Third Quarter               2.875           1.875          4.000           2.750
Fourth Quarter              3.000           1.750          3.130           1.690

     On March 20, 1996, the last reported sales price for the Company's Common Stock on the Nasdaq National Market was $2.00 per share. At December 31, 1995, there were 300 record holders of Common Stock.

     The Company has never declared or paid any cash dividends on its capital stock. In addition, the Company's RLOC (as defined below) and 9% Convertible Subordinated Debentures prohibit the payment of cash dividends on the Company's capital stock without prior consent. The Company currently intends to retain all earnings for the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. The Company pays dividend on its outstanding $35.00 6% Convertible Preferred Stock, $1.00 par value, with Common Stock.


                      DESCRIPTION OF THE COMPANY'S BUSINESS

     U.S. HomeCare Corporation (collectively with its subsidiaries, "USHC" or the "Company") is a regional provider of comprehensive home health care services, including nursing care, personal care, and infusion therapy and other specialized therapies. The Company is headquartered in Hartford, Connecticut and has operations in New York (Westchester County, metropolitan New York City, Long Island and upstate New York) as well as New Jersey, Connecticut and Pennsylvania. The Company works with physicians, social service agencies, health care institutions, and patients to identify home care services that are appropriate for the patient's diagnosis and required to implement the physician's plan of treatment. The Company addresses the needs of its patients by coordinating therapies, products, equipment and support services with the appropriate nursing care. To further its emphasis on a diagnosis-centered approach, the Company has designed specialized programs for patients with particular diseases such as cancer, AIDS and Alzheimer's disease, and for particular classes of patients such as the developmentally disabled and hospice patients.

                 FIVE YEAR SELECTED CONSOLIDATED FINANCIAL DATA

                                                             YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------
                                             1991         1992        1993        1994         1995
                                           ---------------------------------------------------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Net revenues.............................  $50,183      $71,239     $90,056     $79,066      $71,183
Cost of revenues.........................   29,136       40,534      56,801      50,456       46,272
                                           -------     --------     -------    --------     --------
Gross profit.............................   21,047       30,705      33,255      28,610       24,911

Selling, general and administrative
  expenses                                  15,047       21,787      36,521      37,909       22,229
Provision for litigation settlement              0            0           0       2,000(1)         0
Amortization and depreciation                  895        1,688       6,078       6,612        3,456
Restructuring charge.....................        0            0           0       7,650            0
                                           -------     --------     -------    --------     ---------
Earnings (loss) from operations              5,105        7,230      (9,344)    (25,561)        (774)
Other expenses:
Interest.................................      259          (40)      1,398       1,423          870
Earnings (loss) before provision (benefit)
   for income taxes......................    4,846        7,270     (10,742)    (26,984)      (1,644)
Provision (benefit) for income taxes         2,126        3,170      (3,606)       (219)         154
                                           -------     --------     -------    --------     --------
Net earnings (loss)......................  $ 2,720     $  4,100     $(7,136)   $(26,765)    ($ 1,798)
                                           =======     ========     =======    ========     ========

Earnings (loss) per share(2)(3)            $   .43     $    .51     $  (.87)   $  (3.25)     $ (0.22)

Weighted average common shares
   outstanding(2)........................    6,395        8,020       8,244       8,247        8,070

BALANCE SHEET DATA: (As of December 31,)

Net accounts receivable..................  $16,209      $32,023     $24,024(4)  $13,382(4)    15,480(4)
Working capital (deficit)................   12,365       25,145      19,338      (6,547)       8,186
Total assets.............................   23,784       67,710      64,662      43,681       38,441
Short-term debt..........................      548        3,429       2,747       6,729        1,119
Long-term debt (less current portion)        1,031       11,495      17,561       9,282       12,524
Shareholders' equity.....................   16,818       40,544      33,408       8,593       15,915

- ---------------
(1) Represents the portion of the settlement of a class action suit paid by the Company.

(2) All share and per share amounts have been adjusted to reflect a one-for-two Common Stock dividend effected in February 1992.

(3) On a primary basis, earnings per share for 1991 was $.44. For the other years or periods reported, earnings per share on both a primary and fully diluted basis were identical.

(4) Reflects the sale of approximately $7.8 million, $9.7 million and $8.9 million at December 31, 1993, 1994 and 1995, respectively, of accounts receivable pursuant to the Company's Securitization Program which resulted in a reduction in accounts receivable carried on the Balance Sheet.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Annual Report contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such statements are only predictions and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below as well as those discussed in other filings made by the Company with the Securities and Exchange Commission.


GENERAL

     The Company was formed in April 1986 to acquire a home health care company operating primarily through five nursing service offices in New York City and Westchester County with net revenues of approximately $8.8 million for the year ended May 31, 1986. Following its formation in 1986, the Company expanded through a strategy of internal growth, the opening of new branch offices, selected acquisitions within its region and the introduction of new services and programs, including infusion therapy which was added in 1989.

     In 1992, the Company adopted an accelerated expansion strategy, opened offices in a number of new geographic markets, developed a new and sizeable base of Medicare business in South Florida, and, in late 1992, consummated a significant infusion therapy acquisition in the greater New York metropolitan area. Management underestimated the financial, managerial and system resources necessary to execute its expansion strategy. As a result, the Company failed to successfully implement its expansion strategy and began to incur operating losses in the second quarter of 1993 which have continued throughout 1994 and 1995.

     In August 1994, the Board of Directors of the Company adopted an extensive restructuring plan under which the Board decided to make significant additions to the Company's management team, refocus the Company's operations within its core geographic markets, which had experienced a decline in revenues and profitability in 1994, and raise additional capital.

     The Company made provisions for restructuring, bad debt allowances, and Medicare cost report adjustments and assessments during 1993 and 1994, which adversely affected revenues and profits and which required cash payments during 1995 that will continue primarily through 1996. The Company's operating losses and the decline in the Company's revenues from 1993 to 1994 were primarily attributable to a $9.0 million decline in revenues from its South Florida operations and its development offices, all of which have been sold or closed, and to a lesser degree due to a $2.0 million reduction in infusion therapy revenues.

     In 1995, the Company reported net revenues of $71.2 million compared with net revenues of $79.1 million in 1994 and $90.1 million in 1993. The Company also reported a net loss of ($1.8) million, or ($.22) per share, in 1995 compared with a net loss of ($26.8) million or ($3.25) per share in 1994 and a net loss of ($7.1) million or ($0.87) per share in 1993. The $7.9 million decline in net revenues from 1994 to 1995 resulted primarily from a decrease in infusion therapy revenues which were partially offset by an increase in nursing revenues in the core geographic markets.

     In 1995 and 1994, the Company's operations in its core geographic markets attained net revenues of approximately $71.4 million and $77.7 million, respectively. As part of its restructuring plan to lower its operating cost structure in its core geographic markets, in late 1994 and early 1995 the Company consolidated its five full service infusion therapy pharmacies into two facilities located in northern New Jersey and Pittsburgh.

     The Company completed the sale of all of its related assets of its closed Florida operations, including its CONs, in December 1995. The Company may incur additional liabilities or be required to make further adjustments to its consolidated financial statements as a result of its past operations in Florida, although the Company believes that such adjustments, if any, will not be material.

     The following table sets forth for the periods indicated consolidated statement of operations data expressed as a percentage of net revenues.


                                                    YEAR ENDED DECEMBER 31,
                                                -----------------------------
                                                1993         1994        1995
                                                ----         ----        ----
Net revenues................................   100.0%       100.0%      100.0%
Cost of revenues............................    63.1         63.8        65.0
                                               ------       ------      -----
Gross profit................................    36.9         36.2        35.0
Branch selling, general and
  administrative expense....................    28.8         32.7        18.8
Corporate selling, general and
  administrative expense....................    14.2         27.5        12.4
                                               ------       ------      -----
EBITDA......................................    (6.1)       (24.0)        3.8
Amortization and depreciation...............     4.3          8.4         4.9
Loss from operations........................   (10.4)       (32.4)       (1.1)
Other expenses:
  Interest, net.............................     1.5          1.8         1.2
Loss before provisions
  for income taxes..........................   (11.9)       (34.2)       (2.3)
Provisions/(benefits) for income taxes......    (4.0)        (0.3)        0.2
                                               ------       ------       ----
Net loss....................................    (7.9)       (33.9)       (2.5)
                                               ======       ======       =====

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net revenues for 1995 were $71.2 million compared to $79.1 million for 1994. Net nursing revenues were $56.7 million and $55.4 million in 1995 and 1994, respectively, an increase of $1.3 million or 2%. Net revenues from infusion therapy services were $14.7 million in 1995 compared to $23.1 million in 1994, a decline of $8.4 million which resulted primarily from the Company's instituting more stringent standards for accepting new patients and from intense competition in infusion therapy services.

     Cost of revenues as a percentage of net revenues increased to 65.0% in 1995 as compared to 63.8% in 1994. The increase in cost of revenue was primarily due to infusion therapy costs which were 58.9% as a percentage of revenue in 1995 as compared to 52.9% in 1994. The higher costs in 1995 were primarily attributable to higher drug costs due to lower purchase discounts. The cost of revenue for nursing decreased from 68.0% in 1994 to 66.2% in 1995. Cost of revenues as a percentage of net revenues for the core markets increased to 64.7% in 1995 as compared to 60.7% in 1994.

     Selling, general and administrative expense decreased by $25.4 million, or 53.4%, to $22.2 million in 1995. This decrease reflected cost cutting actions in 1995 as well as bad debt, litigation and restructuring reserves taken in 1994 which did not substantially reoccur in 1995.

     Net interest expense was $0.9 million in 1995 or 38.9% lower than in 1994. The decrease was the result of decreased borrowing under the Company's bank facilities in 1995, as well as decreased interest charges in connection with equipment leases.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Net revenues for 1994 were $79.1 million compared to $90.1 million for 1993. Net revenues for nursing services declined $9.8 million or 6.7%. The decrease in revenue was primarily due to declines in the South Florida market. The Company's South Florida nursing revenues declined $9.0 million due to adjustments of $4.4 million related to Medicare patients and a $4.6 million decline in patient volume. Net nursing revenues from the core geographic markets were $55.4 million and $55.1 million for the years ended 1994 and 1993, respectively. Net revenues from infusion therapy services were $23.1 million or $1.9 million lower as a result of decreased referral volume in both the Long Island and Metropolitan New York markets.

     Cost of revenues as a percentage of net revenues increased slightly to 63.8% in 1994 as compared to 63.1% in 1993. This was associated with lower revenues in the South Florida market without a corresponding decline in expenses. Cost of revenues as a percentage of net revenues for the core markets decreased to 60.7% in 1994 as compared to 61.6% in 1993.

     Selling, general and administrative expense increased by $11.1 million to $47.6 million or 30.1%. This increase resulted primarily from additional bad debt provisions, restructuring charges, professional fees associated with various litigation and litigation settlement expenses.

     Net interest expense was $1.4 million or 1.8% higher than 1993 as a result of higher borrowings and interest rates under the Company's bank facilities in 1994, as well as increased interest charges in connection with equipment leases.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1995, the Company had cash and cash equivalents of approximately $225,000. Working capital (current assets less current liabilities) increased by $14.7 million, to $8.2 million at December 31, 1995 from ($6.5) million at December 31, 1994.

     On October 6, 1995, the Company entered into a $3.0 million subordinated credit facility with a commercial bank (the "Subordinated Credit Facility") which is 100% guaranteed by the Connecticut Development Authority (the "CDA"). The debt matures on April 15, 1997.

     At the same time that new financing was completed, the Company restructured its existing $9.0 million bank revolving line of credit ("RLOC"). The Company's existing banks agreed to forgo a $1.0 million required paydown under the RLOC scheduled for September 1995 and extended the term of the RLOC from March 19, 1996 to March 31, 1997. The Company also negotiated new financial covenants acceptable to its existing banks, the subordinated lender and the CDA. The Company was not in default of any of its bank covenants as of December 31, 1995. Should the Company fail to comply with any of these covenants, the banks and the CDA would have the right to declare the amounts outstanding under the RLOC and the Subordinated Credit Facility, as well as under its Receivables Purchase and Servicing Agreement (the "Securitization Program"), immediately due and payable upon notice. In the past, the Company was not in compliance several times with certain of these covenants but obtained waivers from the banks. At December 31, 1995, the outstanding amount under the RLOC was $8.8 million. Amounts outstanding under the RLOC bear interest at the bank's prime rate plus 2.0%.

     The Company's existing Securitization Program was also modified at the time of the new financing in October 1995. The Securitization Program was originated in 1993 and allows the Company to sell for cash an undivided percentage ownership interest in a designated pool of eligible receivables, as defined. The Company relies on this accounts receivable financing to fund working capital for current operations. Coincident with the new financing, the term of the Securitization Program was extended to April 15, 1997, and the maximum amount of cash receipts (based on eligible accounts receivable) allowed under the program was reduced to $14.0 million from $25.0 million. The net proceeds from the sale of accounts receivable through the Securitization Program at December 31, 1995 were $8.9 million.

     In connection with the restructured financing, the Company issued warrants to purchase an aggregate of 750,000 shares of Common Stock at $1.75 per share to its RLOC banks. Warrants to purchase 375,000 shares of Common Stock are currently exercisable and warrants to purchase the remaining 375,000 shares of Common Stock will be exercisable after April 1, 1996. In connection with the CDA's guarantee, the Company issued to the CDA warrants to purchase 750,000 shares of Common Stock at $1.75 per share (which number of shares may be reduced in certain circumstances) and agreed to issue the CDA a warrant to purchase an additional 735,000 shares of Common Stock at the same price if the CDA's guarantee is not released by April 30, 1997.

     The most significant component of the Company's current assets is accounts receivable. At December 31, 1995, total net accounts receivable managed by the Company were $24.4 million, after $3.0 million of allowances for doubtful accounts. These included $15.5 million in net accounts receivable on the balance sheet of the Company and $8.9 million of net accounts receivable purchased by the bank under the Securitization Program.

     In 1994, the Company wrote off or reserved significant amounts with respect to its accounts receivable, largely related to its closed operations. The Company has also increased the amount of contractual discounts it records with respect to certain infusion therapy receivables.

     In 1995, the Company continued to experience difficulties relative to the timely collection of infusion therapy accounts receivable. At December 31, 1995, approximately 68.0% ($7.5 million) of total infusion therapy accounts receivable were older than 180 days (based on date of service). Of these older than 180 days infusion therapy accounts receivable, approximately 57.0% were over 360 days old. At December 31, 1995, approximately 10.0% ($1.5 million) of total nursing services accounts receivable were older than 180 days. Of total nursing services accounts receivable, approximately 3.0% were over 360 days old.

     Steps were systematically taken through 1995 to improve the overall effectiveness of infusion therapy billing and reimbursement processes. In the second half of 1995 and continuing until the present, efforts have been focused on the collection of infusion therapy accounts receivable over 180 days. These efforts include intense review of individual patient records, re-documentation of service provided, resubmission of bills if needed, and aggressive communications with specific payors. In addition, management has focused attention on the generation of proper billing on new accounts receivable in order to insure more timely collection of such accounts receivable. Failure to collect existing and future accounts receivable could result in further cash flow problems.

     The largest payor for infusion therapy accounts receivable over 180 days is the New York State Department of Social Services ("DSS"), representing New York Medicaid business, with $1.9 million of the over 180 day accounts receivable. After extensive discussions with DSS concerning submission of electronic billing, the Company successfully completed the electronic submission of bills. The Company did receive approximately $230,000 of cash from such accounts receivable in the first half of March 1996 and expects to receive additional periodic payments related to the recently submitted bills.

     The Company's infusion therapy accounts receivable were a principal factor creating the Company's cash and liquidity constraints throughout 1995. Infusion therapy accounts receivable over 180 days are not financed through either the Company's RLOC or its Securitization Program. As a result, infusion therapy accounts receivable over 180 days represent funds already spent by the Company to provide services for which there was no funding available.

     At December 31, 1995, the Company estimated that for United States federal income tax purposes, it had consolidated net operating loss carryforwards of approximately $21.0 million. The availability of these carryforwards to offset future taxable income of the Company, if any, is subject to various limitations under the Internal Revenue Code (the "Code"). In particular, the Company's ability to utilize such carryforwards would be restricted due to the occurrence of an "ownership change" within the meaning of Section 382 of the Code. Any "ownership change" pursuant to Section 382 of the Code will result in limitations on the Company's ability to utilize its net operating loss carryforwards to offset taxable income, including the timing of such utilization. In February 1995, the Company completed the offering of its $35.00 Preferred which it believes did not result in an "ownership change."

     Accounts payable and accrued expenses were $6.4 million at December 31, 1995, of which $4.3 million related to trade payables. At December 31, 1995, approximately 22.0% of the payables ($946,000) were outstanding for more than 90 days. The Company has reduced payables outstanding in excess of 90 days through cost cutting measures instituted in conjunction with the establishment of the restructuring reserve and non-cash settlements reached with certain vendors/creditors. The Company has managed payables so as to defer payment on less critical items while meeting vital operational needs. Payment plans have been established with certain vendors.

     In February 1995, the Company issued and sold in a private placement 271,428 shares of the $35.00 Preferred, for $35.00 per share (the "Private Placement"). The $35.00 Preferred is convertible into an aggregate of 5,428,560 shares of Common Stock at a conversion price of $1.75 per share, subject to certain adjustments, and automatically converts into Common Stock if the 20 day moving average of the closing prices of the Company's Common Stock is greater than $4.375 per share. The $35.00 Preferred pays an annual dividend of $2.10, which is payable quarterly in cash or, at the Company's option, Common Stock. To date, the dividends have been paid in Common Stock, with a total of approximately 300,000 shares issued. Simultaneously with the closing of the Private Placement, holders of certain previously issued shares of Preferred Stock exchanged such shares for 57,141 shares of $35.00 Preferred and exchanged previously issued Warrants for warrants to purchase an aggregate of 99,997 shares of Common Stock at $1.75 per share.

     Sales of substantial amounts of Common Stock in the public market in the future could adversely affect the prevailing market price of the Company's Common Stock and may have a material and adverse effect on the Company's ability to raise the capital necessary to fund its future operations. In connection with the Company's private placements in August and October 1994 and February 1995, the restructuring of its RLOC and the guarantee of its Subordinated Credit Facility, the Company issued Warrants exercisable for an aggregate of 2,074,997 shares of Common Stock, an aggregate of 328,570 shares of $35.00 Preferred convertible into 6,571,400 shares of Common Stock, and approximately 600,000 shares of Common Stock as dividends on the $35.00 Preferred (which amount includes dividends to be issued through January 31, 1997, calculated by assuming the trading range of the Common Stock will be the same in 1996 as 1995). In addition, the Company has issued or committed to issue an aggregate of 173,333 shares in exchange for the cancellation of certain of the Company's obligations (the "Common Shares"). The foregoing securities are all restricted securities within the definition of Rule 144 and are subject to certain resale provisions relating to the manner and notice of sale, availability of current public information about the Company and volume limitations. The holders of the foregoing securities are entitled to have such shares registered by the Company under the Securities Act of 1933, as amended. The Company intends to file a registration statement registering approximately 9,419,730 shares of Common Stock for resale in the second quarter of 1996 and plans to keep such registration statement effective for a minimum of three years.

     In order to fund operations during 1994 and 1995, the Company issued securities and borrowed funds. The cash flow from operations disclosed in the December 31, 1993 and 1994 Consolidated Statement of Cash Flows were positive primarily from the sale of receivables pursuant to the Company's Securitization Program and was offset by a reduction in availability under the Company's RLOC. The Company continues to operate under severe cash flow pressure primarily because collections of accounts receivable have not met expectations and extraordinary payments have been required for professional fees, continuing Medicare settlements in Florida and cash requirements related to closed operations. Although the Company has reduced on-going overhead and has slowed payments to vendors since 1994, cash operating out-flows continued to outpace in-flows through 1995. In the event that the Company experiences continuing negative cash flow, the Company may need additional external financing to meet its working capital requirements.

     The Company believes that its cash position and liquidity will continue to require careful management for the foreseeable future. Cash availability was extremely limited in 1995 and could remain so throughout 1996. Lack of cash availability also led to instances when the Company was overdrawn on its bank account during 1995.

     Management believes that non-operating cash disbursements, primarily related to expenditures provided for under the 1994 restructuring reserve, will be significantly lower in 1996 than in 1995.

     The Company believes that its existing credit facilities, together with cash generated from operations, will be sufficient to fund the Company's operations and debt obligations through 1996.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

G. Robert O'Brien
    PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR

Stephen H. Matheson
    VICE PRESIDENT, FINANCE, AND CHIEF FINANCIAL OFFICER

Jay C. Huffard, DIRECTOR AND CHAIRMAN OF THE BOARD
    MANAGING DIRECTOR, HUFFARD & CO., INC.

W. Edward Massey, DIRECTOR AND VICE CHAIRMAN OF THE BOARD
    PRESIDENT, NEW HAVEN BASEBALL CORP.

Hadley C. Ford, DIRECTOR
    SENIOR ADVISOR, ANDERSEN CONSULTING

John R. Gunn, DIRECTOR
    PRESIDENT AND COO, MEMORIAL SLOAN-KETTERING CANCER CENTER

W. Wallace McDowell, DIRECTOR
    PRIVATE INVESTOR

Shawkat Raslan, DIRECTOR
    PRESIDENT AND CEO, INTERNATIONAL RESOURCES HOLDINGS, INC.

Susan S. Robfogel, Esq., DIRECTOR
    PARTNER, NIXON, HARGRAVE, DEVANS & DOYLE

                                      -63-
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                           U.S. HomeCare Corporation
                                750 Main Street
                               Hartford, CT 06103
                                 (860) 278-7242